Exhibit 5

INVESTMENT AGREEMENT
BY AND BETWEEN
NCI BUILDING SYSTEMS, INC.
AND
CLAYTON, DUBILIER & RICE FUND VIII, L.P.
DATED AS OF AUGUST 14, 2009

B-ii

SCHEDULES AND EXHIBITS

Exhibit A	Form of Amended Credit Agreement
Exhibit B	Form of Certificate of Designations, Preferences and Rights of the Series B Preferred Stock
Exhibit C	Form of Stockholders Agreement
Exhibit D	Form of Indemnification Agreement
Exhibit E	Terms of Registration Rights Agreement
Exhibit F	Form of Press Release
Exhibit G	Employee Benefits Covenants
Exhibit H	ABL Term Sheet
Exhibit I	Prepackaged Plan Term Sheet
Annex A	Terms and Conditions of the Offer

Disclosure Letter

B-iii

Annex B

Investment Agreement

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of August 14, 2009, is made by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation, and CLAYTON, DUBILIER & RICE FUND VIII, L.P., a Cayman exempted limited partnership (the “Investor”).

WITNESSETH:

WHEREAS, the Board of Directors (the “Board”) of the Company (as defined herein) has determined that it is in the best interests of the Company and its stockholders to restructure the Company’s ownership and capital structure through a series of transactions as contemplated in this Agreement and the Transaction Documents (as defined herein) (the “Restructuring”);

WHEREAS, in connection with the Restructuring, the Company intends to enter into an amendment and restatement of its Credit Agreement, dated June 18, 2004 (as amended prior to the date hereof, the “Credit Agreement”), by and among the Company, certain of its Subsidiaries (as defined herein), Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto (the “Term Lenders”) pursuant to which, among other things, the Company would agree to pay $143 million of the principal amount of the term loans outstanding thereunder and the Term Lenders would agree to extend the maturity of the remaining term loans outstanding thereunder, upon the terms and subject to the conditions set forth in the Form of Amended Credit Agreement (as defined herein) (the “Term Loan Refinancing”);

WHEREAS, in connection with the Restructuring, the Company has received an expression of interest from certain lenders (the “ABL Lenders”) regarding the provision to the Company and certain of its Subsidiaries of revolving credit commitments for general corporate purposes, upon the terms and subject to the conditions summarized in the term sheet attached hereto as Exhibit H (the “ABL Term Sheet”);

WHEREAS, in connection with the Restructuring, the Company intends to conduct an exchange offer to exchange all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) issued under that Indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee (the “Indenture”), upon the terms and subject to the conditions set forth in this Agreement (such exchange offer, the “Offer”);

WHEREAS, in connection with the Restructuring, each of the Investor and the Company desires that, concurrent with the consummation of the Term Loan Refinancing (or the Alternative Term Loan Refinancing (as defined herein)), the ABL Financing (or the Alternative ABL Financing (each as defined herein)) and the consummation of the Offer, the Company will issue and sell to the Investor, and the Investor will purchase and acquire from the Company, 250,000 shares (the “Series B Preferred Shares”) of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company having the terms, rights, obligations and preferences set forth in the Certificate of Designations (the “Series B Preferred Stock CoD”) attached as Exhibit B hereto, upon the terms and subject to the conditions set forth herein (such purchase and sale, the “Investment”);

WHEREAS, in the event that the Offer Conditions are not satisfied or waived by the Restructuring Deadline, but the Requisite Acceptances (as defined herein) have been received and all other conditions to the Investment have been satisfied (or in the Company’s judgment, there is no reason to believe that any such condition is unlikely to be satisfied by the Outside Date), the Company and the Investor intend to effectuate the Restructuring through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding (each as defined herein) and in connection therewith, to prepare the Prepackaged Plan and a disclosure statement reflecting the Prepackaged Plan (which disclosure statement shall be incorporated into the applicable Offer Document (as defined herein)) (the “Disclosure Statement”) and all related documents, including bankruptcy ballots (collectively with the Disclosure Statement, the “Solicitation Materials”), necessary to solicit acceptances of the Prepackaged Plan from the creditors of the Company whose claims are impaired by the Prepackaged Plan and to solicit (the “Solicitation”) acceptances of the Prepackaged Plan from such creditors pursuant to Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and to commence a case under the Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”);

WHEREAS, in connection with the Investment, (i) the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Series B Preferred Shares and (ii) the Investor is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Series B Preferred Shares; and

WHEREAS, in connection with the Investment, the Investor and the Company have agreed to enter into a Stockholders Agreement to set forth certain terms and conditions regarding the Investment and the ownership of the shares of the Series B Preferred Stock, including certain restrictions on the transfer of the Series B Preferred Stock and the Common Stock issuable upon conversion thereof and on certain actions of the Investor and its controlled Affiliates with respect to the Company, and to provide for, among other things, preemptive rights, corporate governance rights and consent rights and other obligations and rights, in each case, on the terms and conditions contained in the Stockholders Agreement;

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

Section 1.  Authorization and Sale of Securities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue, sell and deliver to the Investor, and the Investor shall purchase from the Company, 250,000 shares of Series B Preferred Stock, free and clear of all liens, encumbrances, mortgages, pledges, charges, or security interests, for an aggregate purchase price of two hundred and fifty million dollars ($250,000,000) in cash (the “Aggregate Purchase Price”) to be paid in full to the Company.

Section 2.  Closing and Delivery of Securities and Funds.

(a) The Closing shall take place, subject to the satisfaction or waiver of all conditions to the Closing set forth in Section 3 hereof, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York City, at 10:00 a.m. New York City time, as promptly as practicable (but no more than two (2) Business Days) following the first date on which all conditions set forth in Section 3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or on such date and at such time as otherwise agreed by the parties.

(b) At the Closing, the Investor shall deliver to the Company:

(i) a portion of the Aggregate Purchase Price consisting of (x) an amount equal to the full cash consideration due to the holders of all Convertible Notes validly tendered and not withdrawn under the Offer plus (y) an amount equal to the maximum consideration necessary to redeem all of the Convertible Notes not so tendered under the Offer pursuant to the Indenture, including, without limitation, pursuant to (A) Section 3.05 of the Indenture with respect to the Designated Event (as defined in the Indenture) arising in connection with the Investment, (B) Section 3.06 of the Indenture on November 15, 2009 or (C) Section 3.01 of the Indenture on November 20, 2009 plus (z) an amount equal to all reasonably anticipated costs and expenses of effecting the redemption or repurchase of all of the Convertible Notes (the “Convertible Notes Expenses”), such portion (the “Convertible Notes Portion”) to be delivered in immediately available funds by wire transfer to the Convertible Notes Account;

(ii) the balance of the Aggregate Purchase Price consisting of an amount equal to the Aggregate Purchase Price minus the Convertible Notes Portion, such amount to be delivered in immediately available funds by wire transfer to the Non-Convertible Notes Account; and

(iii) all other documents and certificates to be delivered to the Company by the Investor pursuant to Section 3(b) hereof.

(c) At the Closing, the Company shall deliver to the Investor:

(i) certificates representing the Series B Preferred Shares, duly authorized and validly issued, nonassessable and free of preemptive rights, other than as set forth in Section 5.1 of the Stockholders Agreement, with no personal liability attaching to the ownership thereof, and registered in the name of the Investor; and

(ii) all other documents and certificates to be delivered to the Investor by the Company pursuant to Section 3(c) hereof.

(d) At or prior to the Closing, the Company and each of the Subsidiaries party thereto shall duly execute and deliver (i) the Amended Credit Agreement for the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) on terms and conditions that satisfy the condition in Section 3(c)(vi) and (ii) each other Amended Credit Document on terms and conditions that satisfy the condition in Section 3(c)(viii).

(e) At the Closing, the Company and each of its Subsidiaries party thereto shall duly execute and deliver (i) the ABL Agreement for the ABL Financing (or the Alternative ABL Financing, as the case may be) on terms and conditions that satisfy the condition in Section 3(c)(vii) and (ii) each other ABL Document on terms and conditions that satisfy the condition in Section 3(c)(viii).

(f) If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, concurrently with the Closing but after receipt of proceeds from the Investment, the Company shall take the actions set forth in Section 6(i)(i) and accept for exchange all Convertible Notes validly tendered and not withdrawn pursuant to the Offer.

(g) Concurrently with the Closing but after receipt of proceeds from the Investment, the Company shall (i) reimburse the Investor for all of the Transaction Expenses (net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company) and pay such amounts to the account (or accounts) specified by the Investor in writing at least 3 business days prior to the Closing and (ii) pay the Deal Fee to CD&R Inc.

(h) If the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, at the Closing, the Company shall deliver to the disbursing agent appointed under the Prepackaged Plan (the “Disbursing Agent”) sufficient cash and shares of Common Stock to permit the Disbursing Agent to make the Distributions required under the Prepackaged Plan.

(i) Concurrently with the Closing, but after receipt of proceeds from the Investment, (i) the Company shall pay in full (x) the principal amount of the term loans outstanding under the Credit Agreement that are not rolled into the Amended Credit Agreement as of the Closing, together with all accrued and unpaid interest thereon and all other interest due and payable as of the Closing Date under the Amended Credit Agreement and other Amended Credit Documents, (y) all fees, expenses and other obligations payable as of the Closing Date under the Amended Credit Agreement, the other Credit Documents, the ABL Agreement and the other ABL Documents and (z) all costs, expenses and other obligations due as of the Closing Date and relating to or arising out of the Transactions (including but not limited to the Investment and the Offer) and (ii) the Company shall cash collateralize or backstop in full, or replace with or roll over and novate into letters of credit issued and outstanding under the ABL Agreement, all letters of credit outstanding under the Amended Credit Agreement.

Section 3.  Closing Conditions.

(a) The obligation of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing is conditioned on the fulfillment or written waiver by both the Company and the Investor prior to the Closing of the following conditions:

(i) Any waiting period (or any extension thereof) required to consummate the Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or the Austrian Cartel Act of 2005 (the “Austrian Act”) shall have expired or been terminated.

(ii) No provision of any applicable Law and no Order shall prohibit the Closing or the consummation of any of the transactions contemplated by the Transaction Documents or shall restrict the Investor and its Affiliates from owning, voting, or converting or exercising, any Series B Preferred Stock in accordance with the terms thereof or exercising its consent rights in accordance with the terms of the Stockholders Agreement and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing.

(iii) The Company shall have received confirmation from the New York Stock Exchange, or such other exchange on which the Common Stock is then listed or quoted, and such confirmation shall not have been withdrawn, that the issuance of the Series B Preferred Shares and the other Transactions are in compliance with the New York Stock Exchange’s (or such other exchange’s) stockholder approval policy and that the Company has properly, and without condition, obtained an exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such similar exception, if any, of such other exchange) to issue the Series B Preferred Shares without obtaining approval of the stockholders of the Company.

(iv) The Company shall have properly provided notice to the stockholders of the Company that the Company will issue the Series B Preferred Shares without obtaining stockholder approval as required by, and in compliance with, Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such other required notice of such other exchange on which the Common Stock is then listed or quoted), and the ten (10) day notice period set forth in Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such other notice period pursuant to such other exchange’s rules and regulations) shall have passed after such notice has been properly provided.

(v) The Company shall have duly filed with the Secretary of State of the State of Delaware the Series B Preferred Stock CoD which shall have become effective as an amendment to the Certificate of Incorporation.

(vi) Subject to and in accordance with Section 6(d), the Offer shall have expired and all of the Offer Conditions shall have been satisfied or earlier waived, with the prior consent of the Investor, as of the expiration of the Offer.

(vii) The proceeds of the Investment together with cash of the Company (without giving effect to any borrowings under the ABL Agreement) shall be in an aggregate amount sufficient to (A) pay the principal amount of the term loans outstanding under the Credit Agreement that are not rolled into the Amended Credit Agreement as of the Closing and all accrued and unpaid interest thereon, and all other interest due and payable as of the Closing Date under the Amended Credit Agreement and other Amended Credit Documents, (B) pay in full all fees, expenses and other obligations payable under the Amended Credit Agreement, the other Amended Credit Documents, the ABL Agreement and the other ABL Documents, (C) pay in full all fees, costs and expenses relating to or arising out of the Transactions (including but not limited to the Investment and the Offer), (D) pay the full cash consideration for the purchase of all Convertible Notes validly tendered and not withdrawn under the Offer, (E) pay the maximum consideration necessary to redeem all of the Convertible Notes not so tendered under the Offer pursuant to the Indenture, including, without limitation, pursuant to (x) Section 3.05 of the Indenture with respect to the Designated Event (as defined in the Indenture) arising in connection with the Investment, (y) Section 3.06 of the Indenture on November 15, 2009 or (z) Section 3.01 of the Indenture on November 20, 2009 and (F) cash collateralize or backstop in full all letters of credit outstanding under the Amended Credit Agreement that are not replaced with or rolled over or novated into letters of credit issued and outstanding under the ABL Agreement.

(b) The obligation of the Company to consummate the Closing is conditioned on the fulfillment or written waiver by the Company prior to the Closing of the following conditions:

(i) The representations and warranties of the Investor contained in this Agreement (except for the representations and warranties contained in Section 5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate the Investment, and the representations and warranties of the Investor contained in Section 5(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. The Company shall have received a certificate of a senior officer of the Investor, dated as of the Closing Date, certifying to that fact.

(ii) The Investor shall have performed and complied in all material respects with all covenants and obligations in this Agreement that are to be performed or complied with by it at or prior to the Closing.

(iii) The Investor shall have duly executed and delivered to the Company each of the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement.

(c) The obligation of the Investor to consummate the Closing is conditioned on the fulfillment or written waiver by the Investor prior to the Closing of the following conditions:

(i) The representations and warranties of the Company contained in Section 4 of this Agreement (except for the representations and warranties contained in Section 4(b) and the first sentence of Section 4(f)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. The representations and warranties of the Company contained in Section 4(b) shall be true and correct in all but de minimis respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company contained in the first sentence of Section 4(f) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time. The Investor shall have received a certificate of a senior officer of the Company, dated as of the Closing Date, certifying to that fact.

(ii) The Company shall have performed and complied in all material respects with all covenants and obligations in this Agreement that are to be performed or complied with by it at or prior to the Closing. The Investor shall have received a certificate of a senior officer of the Company, dated as of the Closing Date, certifying to that fact.

(iii) The Company shall have received all consents, authorizations or approvals or delivered all notices required under the Material Contracts listed in paragraphs Items 1 and 2 of Section 4(d)(v) of the Disclosure Letter, in each case in form and substance reasonably satisfactory to the Investor, and no such consents, authorizations, approvals or notices shall have been revoked.

(iv) The Company shall have duly executed and delivered to the Investor the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement.

(v) The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of the condition set forth in Section 3(a)(vii), in form and substance reasonably satisfactory to the Investor.

(vi) The Company shall have duly authorized, executed and delivered the Amended Credit Agreement for the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) (i) in the case of the Term Loan Refinancing, in the form of the Form of Amended Credit Agreement or (ii) in the case of the Alternative Term Loan Refinancing, on terms and conditions that are (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise acceptable to the Investor in its sole discretion (exercised in good faith). The Amended Credit Agreement and the other Amended Credit Documents shall be in full force and effect and the Company shall have satisfied all conditions precedent (other than conditions relating to the Investment, if any, and conditions relating to the payment of the principal amount of the term loans outstanding thereunder that shall be due and payable as of the Closing) to the effectiveness of the Amended Credit Agreement and the other Amended Credit Documents, without any amendment, waiver or other modification thereto not consented to in writing by the Investor (in its sole discretion). The Investor shall have received true, correct and complete copies of the Amended Credit

Agreement and the other Amended Credit Documents (including without limitation any amendments, waivers or modifications in respect thereof). Subject only to the making of the Investment, (1) the revolving commitments (if any) under the Credit Agreement shall have terminated in accordance with the terms thereof, and (2) the security interests arising under the Amended Credit Documents with respect to the collateral securing the ABL Financing (or the Alternative ABL Financing, as the case may be) on a first-priority basis shall have been subordinated to the security interests in such collateral securing the ABL Financing (or the Alternative ABL Financing, as the case may be) to the extent required by the terms of the Amended Credit Documents and the ABL Documents. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (vi), in form and substance reasonably satisfactory to the Investor.

(vii) Subject to (A) the satisfaction or waiver of the conditions set forth in Section 3(a) and Section 3(c) (other than the satisfaction or waiver of the conditions contained in this Section 3(c)(vii)) to the Investor’s obligations to make the Investment, (B) the satisfaction or waiver of the conditions set forth in Section 3(a) and Section 3(b) to the Company’s obligation to accept the Investment and (C) the Investor having indicated at the Closing that it is prepared to make the Investment upon the satisfaction of the conditions set forth in this Section 3(c)(vii), the Company shall have duly authorized, executed and delivered the ABL Agreement for the ABL Financing (or the Alternative ABL Financing, as the case may be) (i) in the case of the ABL Financing, on terms and conditions that reflect the terms and conditions summarized in the ABL Term Sheet and otherwise (x) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (y) are acceptable to the Investor in its sole discretion (exercised in good faith) or (ii) in the case of Alternative ABL Financing, on terms and conditions that are (1) no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith) and (2) otherwise (I) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or (II) are acceptable to the Investor in its sole discretion (exercised in good faith). After the execution and delivery thereof by the Company, the ABL Agreement and the other ABL Documents shall be in full force and effect, and the Company shall have satisfied all conditions precedent to the effectiveness of the ABL Agreement, and to the initial borrowings and any other extensions of credit thereunder (whether or not any borrowing or other extension of credit is then made) other than delivery of a borrowing notice, and to the effectiveness of the other ABL Documents, without any amendment, waiver or other modification thereto not consented to in writing by the Investor (in its sole discretion). The Investor shall have received true, correct and complete copies of the ABL Agreement and the other ABL Documents (including without limitation any amendments, waivers or modifications in respect thereof). The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (vii), in form and substance reasonably satisfactory to the Investor.

(viii) Each Ancillary Refinancing Document (a) shall have been duly authorized, executed and delivered by the Company and each of its Subsidiaries party thereto and (b) shall be (1) consistent with the ABL Agreement or the Amended Credit Agreement, as applicable, and (2) otherwise consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of such agreement or document for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or otherwise acceptable to the Investor in its sole discretion (exercised in good faith).

(ix) On the Closing Date, after giving effect to the transactions contemplated by this Agreement (including, without limitation, the Investment and the Offer), the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents, (A) none of the Company, any applicable Subsidiary of the Company nor any other party thereto shall be in default or breach in any material respect under (or shall be alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or shall have provided to or received from an authorized party any notice of any intention to terminate, the ABL Agreement, the Amended Credit Agreement or the Ancillary Refinancing Documents, and (B) no default shall have occurred and no event or circumstance shall have occurred or exist that, with or without notice or lapse of time or both, would constitute a breach, default or event of default under or result in a termination of or cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit under and of the ABL Agreement, the Amended Credit Agreement or the Ancillary Refinancing Documents. The Company shall reasonably believe that the Company and its Subsidiaries will, assuming receipt of the proceeds of the Investment, be able to satisfy on a timely basis all terms and conditions to be satisfied by any of them under the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (ix), in form and substance reasonably satisfactory to the Investor.

(x) The aggregate principal amount of the term loans outstanding under the Amended Credit Agreement shall not be more than $150 million after giving effect to the Term Loan Refinancing or the Alternative Term Loan Refinancing, as the case may be. The aggregate revolving credit commitments under the ABL Agreement shall not be less than $125 million and there shall have been no borrowings under the ABL Agreement. After giving effect to any issuance of any new letters of credit or rollover or novation of any existing letters of credit and after applying any cash of the Company to the purposes set forth in Section 3(a)(vii), the Company shall have, on a pro forma basis, not less than $90 million in the aggregate of (x) unutilized and immediately available revolving credit commitments under the ABL Agreement and (y) Unrestricted Cash, and the Company shall be able to satisfy all conditions to borrowings and other extensions of credit under the ABL Agreement. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (x), in form and substance reasonably satisfactory to the Investor.

(xi) The Board shall have taken all actions necessary and appropriate to approve this Agreement, the other Transaction Documents and all of the Transactions, including, but not limited to, the full exercise of (A) all rights of the Investor under the terms of the Stockholders Agreement and (B) all rights, powers and preferences of the Investor and its Affiliates as holders of Series B Preferred Stock under the terms of the Series B Preferred Stock CoD, respectively, pursuant to Article TENTH of the Certificate of Incorporation.

(xii) To the extent that the Company has authorized and unissued shares of Common Stock sufficient to permit the conversion of all or a portion of the shares of Series B Preferred Stock to be issued at the Closing, (A) such shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been duly authorized for listing, subject to official notice of issuance, on the New York Stock Exchange or such other exchange on which the Common Stock is then listed or quoted and (B) the number of such shares of Common Stock issuable upon conversion of the Series B Preferred Stock that are so duly authorized for listing shall be no less than 67,351,792. The Board shall have adopted and declared advisable, and unanimously approved and recommended to the holders of Common Stock that such holders approve the Authorized Stock Certificate Amendment.

(d) Notwithstanding the foregoing in this Section 3, if the Restructuring is being effectuated through the Prepackaged Plan in the Prepackaged Plan Proceeding, (i) the conditions set forth in Sections 3(a)(iii), 3(a)(iv), 3(a)(vi) and, to the extent that any Material Contract may be assumed by the Company without consent, authorization or approval pursuant to Section 365 of the Bankruptcy Code, 3(c)(iii) shall not be applicable and (ii) the obligation of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing shall be conditioned on the fulfillment or written waiver by both the Company and the Investor prior to the Closing of the following additional conditions:

(i) The Confirmation Order shall be a Final Order.

(ii) All other conditions precedent to the effectiveness of the Prepackaged Plan contained therein shall have been satisfied or waived.

Section 4.  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor, that, except as otherwise disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008 (the “2008 10-K”) or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after November 2, 2008 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific or forward-looking in nature) and before the date of this Agreement (the “SEC Reports”), and as set forth in the disclosure letter (the “Disclosure Letter”) delivered by the Company to the Investor concurrently with the execution of this Agreement, provided, however, that disclosure in any section or subsection of the Disclosure Letter shall apply to any other section or subsection of the Disclosure Letter solely to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Disclosure Letter:

(a) Organization, Authority and Subsidiaries.

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all corporate power and authority to own its properties and conduct its business as currently conducted, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, with all corporate power and authority to own its properties and conduct its business as currently conducted and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(ii) All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or one of its wholly-owned Subsidiaries, as set forth on Section 4(a)(ii) of the Disclosure Letter, free and clear of any Liens other than Permitted Liens and other than, prior to the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and, as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock, any other equity security or Voting Debt of such Subsidiary, or securities or rights convertible into or exchangeable therefor. Except as provided above, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

(iii) The Company is not in breach or violation of its certificate of incorporation, by-laws or other organizational documents. Each Subsidiary of the Company is, in all material respects, in compliance with its certificate of incorporation, by-laws or other organizational documents. The Company has previously made available to the Investor a complete and correct copy of each of its Certificate of Incorporation, and its by-laws, as amended (the “By-Laws”), as currently in effect. Section 4(a)(iii) of the Disclosure Letter sets forth a complete and correct list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization.

(b) Capitalization.  As of the date hereof and on the Closing Date, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock,” and, together with the Common Stock, the “Capital Stock”), of which, as of August 2, 2009 (the “Capitalization Date”), (i) 19,981,667 shares of Common Stock were issued and outstanding of which 648,084 were unvested shares of restricted stock granted as compensation to current or former officers, directors or employees of the Company, (ii) 1,159,280 shares of Common Stock were reserved for issuance in respect of outstanding options, warrants, and convertible securities (other than the Convertible Notes and the options and restricted stock units referred to in clause (v) of this sentence), (iii) 10,851,687 shares of Common Stock were reserved for issuance in respect of the Convertible Notes issued under the Indenture, (iv) no share of Company Preferred Stock was issued and outstanding and (v) (A) 654,203 shares of Common Stock were subject to outstanding options and (B) 1,371 shares of Common Stock were subject to outstanding restricted stock units, in each case under the 2000 Stock Option Plan and the 2003 Long Term Stock Incentive Plan. Except for the foregoing or in connection with the Offer, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock. As of the Capitalization Date, the Company held 2,700,992 shares of Common Stock in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than the Convertible Notes, options to purchase Common Stock reserved in respect of outstanding options and Common Stock reserved in respect of restricted stock units as set forth in clauses (ii) and (v) of the first sentence of this Section 4(b), the second sentence of this Section 4(b) and the rights granted pursuant to this Agreement and the other Transaction Documents, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of Common Stock, Company Preferred Stock or any other equity securities of the Company or Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). To the extent of the Company’s authorized and unissued shares, the Company will reserve prior to the Closing that number of shares of Common Stock sufficient for issuance upon conversion of the Series B Preferred Shares.

(c) Registration Rights; Voting Rights.  Except as provided in the Registration Rights Agreement and the Stockholders Agreement or in connection with the Offer or the Prepackaged Plan, (i) the Company has not granted any right that remains in effect as of the Closing Date or agreed to grant any right that will be effective at any time on or after the Closing Date, and is not under any obligation to provide any rights, to register under the Securities Act, nor under any applicable state securities or blue sky laws, any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) the Company is not bound, and to the Knowledge of the Company no stockholder of the Company is bound, by any agreement with respect to the voting of equity securities of the Company.

(d) Authorization, Enforceability of Transaction Documents.

(i) Each of the Company and its Subsidiaries has full right, corporate power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the Transactions (other than, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the satisfaction of the condition set forth in Section 3(d)(i)) and to carry out its obligations hereunder and thereunder; provided, however, the right, power, authority and capacity of holders of the Series B Preferred Shares to convert into Common Stock and the right, power, authority and capacity of the Company to permit conversion of the Series B Preferred Shares into Common Stock shall be subject to the Company having a sufficient number of authorized but unissued shares of Common Stock to permit each share of the Series B Preferred Stock to be validly converted into Common Stock pursuant to the terms of the Series B Preferred Stock CoD. Except for any votes required under the Bankruptcy Code or

Bankruptcy Rules if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, no vote of the stockholders of the Company is required to authorize, approve or consummate any of the Transactions. The issuance of the Series B Preferred Shares and the transactions contemplated by this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, and the Series B Preferred Stock CoD will be in compliance with the New York Stock Exchange’s stockholder approval policy and the exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual or the equivalent policy or rule and the exception to policy or rule of such other exchange on which the Common Stock is then listed or quoted, in each case, to the extent applicable to the Company at the time of such issuance and the time of the consummation of each such transaction.

(ii) Neither the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents and any documents ancillary thereto, nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien (other than (1) Permitted Liens and (2) as of the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and (3) as of the Closing, Liens granted pursuant to the ABL Agreement and the other ABL Documents) upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) its Certificate of Incorporation or By-laws or (y) the certificate of incorporation, charter, by-laws, other governing instrument or comparable organizational documents of any of the Company’s Subsidiaries or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or any of the properties, assets, or rights of the Company or any of its Subsidiaries may be subject, or (B) subject to compliance with the statutes and regulations referred to in subparagraph (v) below, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, Order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (A)(z), if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, for any violations, conflicts and breaches arising solely from the commencement of the Prepackaged Plan Proceedings and, in the case of clause (A)(y), for immaterial violations, conflicts and breaches, and in the case of clauses (A)(z) and (B), for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) The execution, delivery and performance of this Agreement by the Company and the consummation of the Investment has been duly authorized by all necessary corporate action on the part of the Company, other than the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware pursuant to Section 6(h); provided, however, the right, power, authority and capacity of holders of the Series B Preferred Shares to convert into Common Stock and the right, power, authority and capacity of the Company to permit conversion of the Series B Preferred Shares into Common Stock shall be subject to the Company having a sufficient number of authorized but unissued shares of Common Stock to permit each share of the Series B Preferred Stock to be validly converted into Common Stock pursuant to the terms of the Series B Preferred Stock CoD. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except to the extent that the enforcement thereof (A) may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application affecting the enforcement of creditors’ rights generally and (B) is subject to general equitable principles, whether considered in a proceeding at Law or in equity (the “Bankruptcy Exceptions”).

(iv) As of the Closing Date, the execution, delivery and performance of the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Amended Credit Agreement, the ABL

Agreement and the Ancillary Refinancing Documents by the Company and each of its Subsidiaries party thereto and the consummation of the Transactions, including, without limitation, the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) and the ABL Financing (or the Alternative ABL Financing, as the case may be), will have been duly authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries (as applicable). Each of the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Amended Credit Agreement, the ABL Agreement and the Ancillary Refinancing Documents will be validly executed and delivered by the Company and each of its Subsidiaries party thereto and assuming due authorization, execution and delivery of such agreement by the other parties thereto, will constitute a valid and binding obligation of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions and except as rights to indemnification and contribution under the Registration Rights Agreement or the Indemnification Agreement may be limited under applicable Law or public policy.

(v) Other than (A) the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, (B) the passage of the applicable ten (10) day notice period in compliance with Paragraph 312.05 of the New York Stock Exchange’s Listed Company Manual, (C) the filing and approval of subsequent listing applications with the New York Stock Exchange, (D) in connection or in compliance with the HSR Act, (E) the filing with the Commission of the Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings and the filings with the Commission or any other Governmental Entity pursuant to the applicable requirements of any federal or state securities or “Blue Sky” laws, (F) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (G) in the event the Restructuring is being effectuated through the Prepackaged Plan, notice to, filing with, exemption or review by, or authorization, consent or approval of, the Bankruptcy Court (including entry of the Confirmation Order), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other Person under any provision of any material agreement or other instrument to which the Company is a party (nor expiration nor termination of any statutory waiting periods) is necessary in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Company and its Subsidiaries (as applicable) and the performance of its and their obligations hereunder and thereunder.

(vi) Assuming that the representations of the Investor set forth in Section 5(a) are true and correct, the offer, sale, and issuance of the Series B Preferred Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

(e) Company Financial Statements and Reports.

(i) The consolidated financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the 2008 10-K fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis.

(ii) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent, known or unknown or otherwise) that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than liabilities or obligations (A) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the 2008 10-K, (B) as disclosed in an SEC Report since November 2, 2008 and filed prior to the date of this Agreement or (C) as incurred since November 2, 2008 in the ordinary course of business consistent with past practice.

(iii) Since October 29, 2006, each of the Company and each Subsidiary has timely filed or furnished all forms, statements, reports and other documents (other than the SEC Reports), together with any required amendments thereto, that was required to be filed or furnished by it with the Commission pursuant to the Exchange Act (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the Commission. To the Knowledge of the Company, there are no outstanding comments from the Commission with respect to any Company Report.

(iv) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents as of its date or as amended contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding comments from the Commission with respect to the SEC Reports.

(v) Each filing made by the Company with the Commission after the date hereof and prior to the Closing, when filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(vi) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud Known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(vii) Since October 29, 2006, (A) neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company any director, officer, employee, auditor, accountant, or representative of the Company or any Subsidiary of the Company, has received or otherwise been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices and (B) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board or any committee thereof or to any director or executive officer of the Company.

(viii) The SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.

(f) Absence of Changes.  Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Other than with respect to or in connection with the Prepackaged Plan Proceeding or as required by the Bankruptcy Code (if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding), since November 2, 2008 to the date hereof, the Company and each of its

Subsidiaries has conducted their respective businesses only in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has taken any action (other than, if the Restructuring is being effectuated through the Prepackaged Plan, in connection with the Prepackaged Plan Proceeding or as required under the Bankruptcy Code) that, if taken after the issuance of the Series B Preferred Shares, would require the written consent of or vote by holders of such shares pursuant to Section 11 of the Series B Preferred Stock CoD or would require the consent of the Investor pursuant to Article VI of the Stockholders Agreement.

(g) Proceedings.  Other than with respect to or in connection with the Prepackaged Plan Proceeding (if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding), there is no pending, or to the Company’s Knowledge, threatened, action, claim, suit, proceeding or investigation against the Company or any of its Subsidiaries or to which any property, assets or rights of the Company or any of its Subsidiaries is subject, nor is the Company or any of its Subsidiaries subject to any Order, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Laws; Permits.

(i) Since October 29, 2006, the Company and each of its Subsidiaries has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any applicable domestic (federal, state or local) or foreign Law or applicable stock exchange requirement, except for any noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Laws of general application, no Governmental Entity has placed any restriction on the business or properties of the Company or any of its Subsidiaries requiring a material modification in the manner in which such business is conducted or such properties are used by the Company or any of its Subsidiaries.

(ii) The Company and each of its Subsidiaries have all permits, licenses, franchises, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own, lease or license their properties, assets and rights, and to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, Orders and approvals or the failure to make such filings, applications and registrations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

It is agreed and understood that no representations, warranties or covenants with respect to labor or Environmental Laws are made in this Section 4(h) and that the only representations, warranties or covenants relating to labor and Environmental Laws are the representations and warranties contained in Section 4(l) and Section 4(p), respectively.

(i) Authorization of Common Stock, Series B Preferred Stock.  Subject to Section 6(p) in the event the Restructuring is being effectuated through the Prepackaged Plan and the satisfaction of the Prepackaged Plan Conditions, upon the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, the Series B Preferred Stock shall have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Series B Preferred Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. Subject to Section 6(p) in the event the Restructuring is being effectuated through the Prepackaged Plan and the satisfaction of the Prepackaged Plan Conditions, the shares of Series B Preferred Stock issuable as dividends on the Series B Preferred Stock in accordance with the Series B Preferred Stock CoD will, upon filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. As of the Closing Date, 67,351,792 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

(j) Taxes.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A) Each of the Company and its Subsidiaries has (A) duly and timely filed (taking into account applicable extensions) all Tax Returns required to be filed by it and (B) paid all Taxes when due or made adequate provision for any such Taxes in accordance with GAAP.

(B) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be and, to the extent required, have been paid to the relevant taxing authority except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(C) There are no liens or encumbrances for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been provided.

(ii) No unresolved material deficiencies for any Tax Returns referred to in Section 4(j)(i)(A) have been proposed or assessed against or with respect to the Company or any of its Subsidiaries (and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries pending or raised) in each case by any taxing authority in writing to the Company or any of its Subsidiaries, except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(iii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(iv) The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years intended to qualify under Section 355 of the Code.

(v) The Company does not believe that it is a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

It is agreed and understood that the only representations and warranties of the Company relating to Taxes are the representations and warranties contained in this Section 4(j) and Section 4(k).

(k) Employee Benefit Plans and Related Matters; ERISA.

(i) Section 4(k) of the Disclosure Letter sets forth a true and complete list in all material respects of all the Company Benefit Plans (including a description of any oral Company Benefit Plans), provided there is no obligation to list any Company Benefit Plan under which the liability is not material to the Company or any of its Subsidiaries. With respect to each Company Benefit Plan set forth in Section 4(k) of the Disclosure Letter, the Company has provided or made available to the Investor, to the extent applicable, true and complete copies of all documents evidencing all of the material terms and conditions of such Company Benefit Plans (or, if applicable, a description in the case of an oral Company Benefit Plan). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan in any way that materially increases the liability of the Company or any of its Subsidiaries, or establish or implement any new Company Benefit Plan (other than any Company Benefit Plan under which the liability is not material to the Company or any of its Subsidiaries).

(ii) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and to the Knowledge of the Company, there are no circumstances or events that could reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law.

(iii) No material liability under Title IV of ERISA (including plan termination liabilities and withdrawal liabilities with respect to any multiemployer plan as defined in Section 3(37) of ERISA) has been incurred or is reasonably likely to be incurred, in each case which would result in a material liability to the Company and its Subsidiaries, taken as a whole. All contributions and premiums required to have been paid by the Company or any of its Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law. Neither the Company nor any of its Affiliates has at any time during the six-year period preceding the date of this Agreement maintained, contributed to or incurred any liability under any multiemployer plan (as defined in sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(iv) Other than routine claims for benefits, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (A) by or on behalf of any Company Benefit Plan, by an employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan, or (B) by or on behalf of any current or former employee of the Company or any Subsidiary relating to his or her employment, termination of employment, compensation or employee benefits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(v) To the Knowledge of the Company, no Company Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign.

(vi) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required under applicable Law.

(vii) The execution, delivery, and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any increased or accelerated funding obligation with respect to any Company Benefit Plan.

(viii) No officer, employee, director, consultant or other service provider of the Company or any of its Subsidiaries is entitled to receive any tax gross up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income taxes or excise taxes under Section 409A or 280G of the Code.

(l) Labor and Employment.  Since October 29, 2006, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, worker classifications, employee leave issues and unemployment insurance and related matters, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) there is no pending or, to the Knowledge of the Company, threatened labor strike, slowdown or stoppage against or affecting the Company or any Subsidiary of the Company and (B) neither the Company nor any Subsidiary has received notice of (1) any unfair labor practice charge or complaint pending before the National Labor Relations Board or any other Governmental Entity against it, (2) any charge or complaint against it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or (3) any complaint or lawsuit against the Company or any Subsidiary concerning employees or former employees of the Company or any Subsidiary alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and no labor union has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

(m) Intellectual Property.

(i) Owned and Licensed Intellectual Property.  All material Intellectual Property that is owned by either the Company or its Subsidiaries (“Owned Intellectual Property”) is owned free and clear of any Liens other than (1) Permitted Liens, (2) as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents and (3) Liens that do not materially interfere with the ownership of or current use by the Company or any of its Subsidiaries of such Owned Intellectual Property. The Company and its Subsidiaries have used commercially reasonable efforts to (A) ensure protection of the material Owned Intellectual Property under applicable Laws (including making and maintaining in full force and effect necessary filings, registrations and issuances) and (B) maintain the secrecy of confidential material Intellectual Property used in the Business. Section 4(m) of the Disclosure Letter sets forth a complete and correct list of all material licenses, assignments, settlement agreements and other contracts or arrangements providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property.

(ii) No Infringement, etc.  As of the date hereof, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise engaging in unauthorized use of any Owned Intellectual Property except for infringements, misappropriations or other unauthorized uses that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The conduct of the Business does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Person, except for infringements, violations or misappropriations that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Real Property.

(i) Owned Real Property.  Section 4(n)(i) of the Disclosure Letter sets forth a complete and correct list of all real property owned by the Company or any of its Subsidiaries (such property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of its Subsidiaries and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”). Section 4(n)(i) of the Disclosure Letter lists the address and owner of each parcel of Owned Real Property.

(ii) Leased Real Property.  Section 4(n)(ii) of the Disclosure Letter sets forth a complete and correct list of the real property leased by the Company or any of its Subsidiaries (the “Leased Real Property,” and the leases, together with any amendments and modifications thereto, pursuant to which such real property is leased, the “Leases”), which list sets forth each Lease and the address, landlord and tenant for each Lease. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property or Leased Real Property, except as set forth in Section 4(n)(ii) of the Disclosure Letter.

(o) Title to Assets, Etc.  The Company and its Subsidiaries have good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible) that are used or held for use in connection with the Business or are reflected on the 2008 10-K or were acquired after November 2, 2008, in each case free and clear of any Lien other than Permitted Liens and, as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents, except for (i) inventory, real property or equipment sold in the ordinary course of business consistent with past practice and (ii) such failure to possess good and valid title or right to use that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(p) Environmental Matters.

(i) The Company and each of its Subsidiaries are, and since March 1, 2004 have been, in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all applicable permits, licenses and authorizations required under applicable Environmental Laws.

(ii) Neither the Company nor any Subsidiary has received a notice of any material violation or notification of any material liability or any potential material liability arising out of any Environmental Law, and there is no Litigation or claim pending or, to the Company’s Knowledge, threatened under any Environmental Law.

(iii) No Release of Hazardous Substances has occurred at, on, above, under or from any real property currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries that has resulted or would reasonably be expected to result in a material investigation or remedial action.

(iv) The Company has made available to the Investor all material environmental site assessments and reports in the possession, custody or control of the Company and its Subsidiaries.

(q) Material Contracts.

(i) Except for the Company Benefit Plans and the Contracts filed as exhibits or incorporated by reference in the 2008 10-K or to the SEC Reports (including the matters reflected on, reserved against, or disclosed in the notes to, the Company’s financial statements included therein), neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that: (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (B) creates any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any third party; (C) is a voting agreement or registration rights agreement; (D) relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), other than agreements among direct and indirect wholly-owned Subsidiaries of the Company; (E) relates to the acquisition or disposition of any business, a material amount of stock or assets, or any material assets or material real property other than in the ordinary course of business consistent with past practice, where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries; (F) materially limits the freedom of the Company or any of its Subsidiaries, or would limit the freedom of the Investor or its Affiliates (other than the Company or any of its Subsidiaries) after the Closing or materially limit the Company or any of its Subsidiaries after the Closing, to compete in any line of business or with any Person or in any area; (G) contains exclusivity obligations or restrictions (x) binding on the Company or any of its Subsidiaries, (y) that would be binding on the Company or any of its Subsidiaries after the Closing or (z) that would be binding on the Investor or any of its Affiliates (other than the Company and its Subsidiaries) after the Closing, and, in the case of subclauses (x) and (y) of this clause (G), that materially affect or limit the Business or the operations of the Company or any of its Subsidiaries or (H) is a commitment or agreement to enter into any of the foregoing.

(ii) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, except for any effects arising from the commencement of the Prepackaged Plan Proceedings, (A) each Contract disclosed in the Disclosure Letter or required to be disclosed therein pursuant to Section 4(q)(i), Section 4(m) or Section 4(n) (each a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions, and (B) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, (C) to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder (any event or circumstance described pursuant to clause (B) or (C), a “Default”). Complete copies of each such Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to the Investor.

(r) Finders’ Fees.  Except for J.P. Morgan Securities Inc. and Greenhill & Co., Inc., and, if the Restructuring is being effectuated through a Prepackaged Plan Proceeding, one (1) claims and noticing agent, the fees and expenses of which will be paid by the Company, and other Persons (i) hired by the Company or the Debtor Subsidiaries with the consent of the Investor (such consent not to be unreasonably withheld, delayed or conditioned) after the date of this Agreement in connection with the Prepackaged Plan Proceedings or (ii) required to be paid by the Company or the Debtor Subsidiaries by the Bankruptcy Code or by an order of the Bankruptcy Court (other than pursuant to a motion or application by the Company or a Debtor Subsidiary), there is, and there has been, no investment banker, broker, financial advisor, finder or other intermediary retained by or authorized to act on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees and neither the Company, nor any of its Subsidiaries, nor any of their respective officers, directors or employees have incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, including, without limitation, the Offer. The Company has delivered to the Investor a true and complete copy of the engagement letter or agreement for J.P. Morgan Securities Inc. and Greenhill & Co., Inc., respectively, pursuant to which J.P. Morgan Securities Inc. and Greenhill & Co., Inc., respectively, may receive a fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(s) Compliance with New York Stock Exchange Continued Listing Requirements.  The Common Stock is as of the date of this Agreement listed on the New York Stock Exchange. The Company is as of the date of this Agreement in compliance in all material respects with applicable continued listing requirements of the New York Stock Exchange, and the Company has not received any notice of the delisting of the Common Stock from the New York Stock Exchange.

(t) Insurance.  The Company and each of its Subsidiaries currently maintains, and during each of the last five (5) calendar years (or during such lesser period of time as the Company has owned such Subsidiary) has maintained, insurance with reputable insurance companies of the types and in the amounts that the Company reasonably believes is adequate for its and their respective businesses (taking into account the cost and availability of such insurance).

(u) [Intentionally omitted.]

(v) Acknowledgment Regarding Investor’s Purchase of Company Securities.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Series B Preferred Stock. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by the Company and its representatives.

(w) State Anti-Takeover Statutes; Certificate of Incorporation.  Assuming that the representations of the Investor set forth in Section 5(d) are accurate, the Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to the Transaction Documents and the transactions contemplated hereby and thereby. The Board has taken all necessary actions so that all restrictions set forth in Article TENTH of the Certificate of Incorporation are not applicable to the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitations, the full exercise of (A) all rights of the Investor under the terms of the Stockholders Agreement and (B) all rights, powers and preferences of the Investor and its Affiliates as holders of the Series B Preferred Stock under the terms of the Series B Preferred Stock CoD.

(x) Board Approvals.  At a duly held meeting on August 13, 2009, the Board unanimously determined that the Transaction Documents to which the Company or any Subsidiary of the Company is a party and the Transactions applicable to the Company and such Subsidiaries, including without limitation the issuance of the Series B Preferred Shares and the compliance with the terms thereof, the compliance with the terms of this Agreement and the Offer, are in the best interests of the Company and the Company’s Subsidiaries. Pursuant to and in accordance with Article TENTH of the Certificate of Incorporation, the Disinterested Directors (as defined in the Certificate of Incorporation) have unanimously and expressly approved this Agreement, the Series B Preferred Stock CoD, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement and the Prepackaged Plan and the transactions contemplated herein and therein, including, without limitation, the full exercise of (1) all rights, including the preemptive rights set forth in Article V of the Stockholders Agreement, of the Investor under the terms of the Stockholders Agreement, (2) all rights, powers and preferences of the Investor and its Affiliates as holders of Series B Preferred Stock under the terms of the Series B Preferred Stock CoD and the performance of the Corporation’s obligations with respect thereto and (3) the filing of the Prepackaged Plan Proceeding if the Offer Conditions are not satisfied upon the expiration of the Offer and the Requisite Acceptances have been received. As of the Closing Date, effective as of the Closing, the Board will have adopted and declared advisable, and approved and recommended to the Company’s stockholders, each of the Certificate of Incorporation Amendments (as defined in the Stockholders Agreement) , including, without limitation the Authorized Stock Stockholder Approval. The Audit Committee of the Board has unanimously and expressly approved, and the Board has unanimously concurred with, the Company’s reliance on the exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares.

(y) Offer Documents and Other Required Company Filings.  The Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer containing or incorporating by reference a prospectus and forms of the related letter of transmittal, the registration statement on Form S-4 (the “Form S-4”) that the Company uses to register the offer and sale of shares of Company Common Stock pursuant to Offer, all other ancillary Offer documents, the Solicitation Materials, newspaper announcements, press releases and other offering materials that the Company may use, prepare, file, distribute, mail, publish, approve or authorize for use in connection with the Offer or the Solicitation (collectively with the prospectus and the letter of transmittal, together with all amendments, supplements and exhibits to each of the foregoing, the “Offer Documents”), as well as any other document that is required to be filed by the Company with the Commission in connection with the Transactions (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”), as then amended or supplemented, will, when filed with the Commission or first used, filed, distributed, published or mailed in connection with the Offer and as of the date or dates on which the Convertible Notes are accepted by the Company for purchase pursuant to the Offer (the “Tender Date”), and on the closing date or dates for the Offer (the “Tender Closing Date”) comply in all material respects with the applicable requirements of the Securities Act (in the case of the Form S-4) and the Exchange Act (in the case of the Schedule TO and the Offer Documents) and the rules and regulations of the Commission thereunder. Each of the Schedule TO, the Form S-4 and the Offer Documents will not, at the time the Schedule TO, Form S-4 and the Offer Documents, respectively, or any amendments or supplements thereto are filed with the Commission and as of the Tender Date and the Tender Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied, or required to be supplied, in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, specifically for inclusion or incorporation by reference in the foregoing documents. None of the Other Required Company Filings will, when filed with the Commission and as of the Tender Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied, or required to be supplied, in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.

(z) Fairness Opinion.  The Board has received the opinion of Greenhill & Co., Inc., dated as of the date of this Agreement, to the effect that, subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been, or will promptly be, delivered to the Investor. As of the date of this Agreement, the Fairness Opinion has not been withdrawn or revoked or otherwise modified in any material respect.

(aa) ABL Agreement.  As of the Closing Date, from and after the execution and delivery of the ABL Agreement and the other ABL Documents, (1) none of the ABL Agreement and the other ABL Documents shall have been amended or modified in any respect, (2) each of the ABL Agreement and the other ABL Documents constitutes legal, valid and binding agreements of the Company and each Subsidiary of the Company party thereto, and is in full force and effect, (3) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided to or received any notice of any intention to terminate from an authorized party under, the ABL Agreement or the other ABL Documents, and (4) no default has occurred and no event or circumstance has occurred or exists that, with or without notice or lapse of time or both, would constitute a breach, default or event of default thereunder or result in a termination thereof or would cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit thereunder. The Company will pay when due all fees, expenses and other obligations arising under or in connection with the ABL Agreement and the other ABL Documents.

(bb) Credit Agreement and Amended Credit Agreement.

(i) As of the date hereof and as of the time that is immediately prior to the execution of the Amended Credit Agreement (or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, upon the occurrence of the Closing), (A) the Company has fully paid any and all fees, expenses and other obligations that are due and payable in connection with Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), and (B) there are no revolving loans outstanding under the Credit Agreement. If the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, subject to the consent or approval of the Bankruptcy Court, the Company will pay when due all other fees, expenses and other obligations arising under or in connection with the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), and otherwise comply with and timely perform all of its obligations under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement).

(ii) As of the Closing Date, from and after the execution and delivery of the Amended Credit Agreement and the other Amended Credit Documents, (1) none of the Amended Credit Agreement and the other Amended Credit Documents have been amended or modified in any respect, (2) each of the Amended Credit Agreement and the other Amended Credit Documents constitutes a legal, valid and binding agreement of the Company and each Subsidiary of the Company party thereto, and is in full force and effect, (3) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided to or received any notice of any intention to terminate from an authorized party under, the Amended Credit Agreement or any other Amended Credit Document, and (4) no default has occurred and no event or circumstance has occurred or exists that, with or without notice or lapse of time or both, would constitute a breach, default or event of default under the Amended Credit Agreement or result in a termination thereof or would cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit thereunder. The Company will pay when due all fees, expenses and other obligations arising under or in connection with the Amended Credit Agreement and the other Amended Credit Documents.

(cc) Solvency.  As of the Closing Date, after giving effect to the Transactions thereon and the after giving effect to the payment of the Convertible Notes Expenses, the Company and its Subsidiaries will be Solvent. For purposes of this Section 4(cc), “Solvent” means, at any time with respect to any Person, that at such time such Person (i) is able to pay its debts as they mature and has sufficient capital (and not unreasonably small capital) to carry on its business, and (ii) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

(dd) No Other Representation or Warranties.  Except for the representations and warranties contained in this Section 4, the Investor acknowledges that none of the Company, its Subsidiaries, or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 5.  Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

(a) Investor Status.

(i) It is (A) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (B) aware that the sale of the Series B Preferred Shares (including the Common Stock issuable upon conversion of the Series B Preferred Shares, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (C) acquiring the Securities for its own account.

(ii) It understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only in accordance with the applicable provisions of the Stockholders Agreement (A) in a transaction not involving a public offering, (B) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (C) pursuant to an effective registration statement under the Securities Act, or (D) to the Company or one of its Subsidiaries, in each of cases (A) through (D) in accordance with any applicable securities Laws of any State of the United States, and that it will, and each subsequent holder is required to, notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable, and will provide the Company and the transfer agent such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions, if applicable.

(iii) It understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.

(iv) In addition, for so long as the holder of the relevant Securities is subject to transfer restrictions contained in the Stockholders Agreement, the Company may require that the Securities bear a legend or other restriction substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED [          ], AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES THERETO. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE COMPANY.” Such legend shall be removed at the request of any holder thereof that is not subject to the transfer restrictions contained in the Stockholders Agreement.

(v) It:

(A) is able to fend for itself in the transactions contemplated hereby;

(B) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities;

(C) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(D) acknowledges that (1) it has conducted its own investigation of the Company and the terms of the Securities, (2) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (3) has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Securities; and

(E) understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(b) Investor Acknowledgement.  The Investor acknowledges that the Common Stock is listed on the New York Stock Exchange and the Company is required to file reports containing certain business and financial information with the Commission pursuant to the reporting requirements of the Exchange Act, and that it is able to obtain copies of such reports.

(c) Authorization, Enforceability of Transaction Documents.

(i) The Investor has full right, power, authority and capacity to enter into this Agreement, the other Transaction Documents, to consummate the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor.

(ii) This Agreement has been duly authorized, validly executed and delivered by the Investor, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforcement thereof may be limited by or is subject to the Bankruptcy Exceptions.

(iii) As of the Closing Date, each of the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement will have been duly authorized by the Investor, and will be validly executed and delivered by the Investor and assuming due authorization, execution and delivery of such agreement by the Company, will constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions and except as rights to indemnification and contribution under the Registration Rights Agreement or the Indemnification Agreement may be limited under applicable Law or policy.

(iv) Other than (A) in connection or in compliance with the HSR Act and the Austrian Act, and (B) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of the Investor to perform its obligations under this Agreement or to consummate the Investment, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other Person under any provision of any material agreement or other instrument to which the Investor is a party (nor expiration nor termination of any statutory waiting periods) is necessary in connection with the execution and delivery of this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement by the Investor and the performance of its obligations hereunder and thereunder.

(d) Ownership of Company Capital Stock.  This Investor is not, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

(e) Funding.  As of the date of this Agreement, the Investor has uncalled capital commitments in excess of the Aggregate Purchase Price and has the unrestricted right to call, subject only to the giving of timely notice, on such commitments for amounts equal to or in excess of the Aggregate Purchase Price, and, at the Closing, the Investor will have available funds sufficient to pay the Aggregate Purchase Price on the terms and conditions contemplated by this Agreement.

(f) Offer Documents and Other Required Company Filings.  The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Schedule TO, Form S-4 and the Offer Documents or any amendments or supplements thereto will not, at the time that the applicable document is filed with the Commission or at the time such document is first published, sent or given to the holders of Convertible Notes, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Prepackaged Plan Filings or any amendments or supplements thereto will not, at the time that the applicable document is filed with the Bankruptcy Court or at the time such document is or first used, filed, distributed, published or mailed in connection with the Solicitation and as of the Confirmation Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Lack of Competitive Businesses.  For purposes of the Notification and Report Form to be filed under the HSR Act in connection with the transactions contemplated by this Agreement, Investor is its own ultimate parent entity. To the knowledge of Investor, the Investor does not have any Affiliate that receives a material amount of its revenues from the production or sale of (i) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing panels and/or systems, end or side wall panels, sectional or roll-up doors, insulated metal panels, windows, or other metal components of a building structure), (ii) coated or painted steel or metal coils, or (iii) coil coating or coil painting services.

(h) No Other Representation or Warranties.  Except for the representations and warranties contained in this Section 5 or in any Tax form or certificate, the Company acknowledges that neither the Investor nor any other Person on behalf of the Investor makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 6.  Certain Additional Agreements of the Parties.

(a) Regulatory Filings; Third Party Consents.

(i) Each of the Investor and the Company agrees to cooperate and consult with the other and use its best efforts to take, or cause to be taken, all actions, and to file, or cause to be filed, all documents and to do, or cause to be done, and to help the other party to do, or cause to be done, all things necessary, proper or advisable to cause the Offer Conditions and the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (A) preparing and filing as promptly as practicable all documentation, effecting all necessary applications, notices, petitions, filings and other documents and obtaining all necessary permits, consents, waivers, clearances, approvals, authorizations, permits, orders, consents of, or any exemptions by, all Governmental Entities, (B) seeking all necessary or advisable consents of third parties to the Transactions and (C) using best efforts to cause the satisfaction, but not waiver, of the conditions to closing of the other party or parties set forth in clause (i) of Section 3(a). In particular, each of the Investor and the Company will use its best efforts to obtain, and will use its best efforts to help the other obtain, as promptly as practicable, all approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions required from all necessary Governmental Entities for the Transactions, including, but not limited to, filings and notifications with respect to, and expiration or termination of any applicable waiting period under, the HSR Act and any other applicable competition or merger control laws. In furtherance and not in limitation of the foregoing, each party hereto agrees (1) to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Investment as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof and to request and use best efforts to obtain early termination of the waiting period under the HSR Act and (2) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act. Neither Investor nor the Company shall agree or commit to contest the enforceability of this Agreement under the Bankruptcy Code, or, except as otherwise provided in this Agreement, agree or commit to delay or not to close any of the transactions contemplated by this Agreement, without the express written consent of the other party.

(ii) Without limiting the generality of Section 6(a)(i), each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (A) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (B) inform the other of any communication from any Governmental Entity regarding any of the Transactions and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party or any investigation, proceeding or other action by the New York Stock Exchange, or such other stock exchange on which the Common Stock is then listed or quoted, in each case regarding the Investment and the other Transactions and (C) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity, or with the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity, or to the New York Stock Exchange (or such other stock exchange on which the Common

Stock is then listed or quoted), or received from such a Governmental Entity, or from the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the Transactions; provided, however, that materials may be redacted to remove references concerning valuation of the Company. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity, or to the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the Transactions. The parties agree not to participate, or to permit their Subsidiaries to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity, or with the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, or the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), gives the other parties the opportunity to attend and participate.

(iii) The Investor and the Company shall not, and shall not permit any of their Subsidiaries or Affiliates to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that would delay or make materially more difficult the obtaining of any approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions approval or authorization required under the HSR Act for the Investment.

(b) Conduct of Business.

(i) Except as otherwise expressly permitted or required by the Transaction Documents or otherwise consented to by Investor, permitted by Section 6(k), contemplated by Section 6(p) or as set forth on Section 6(b) of the Disclosure Letter and subject to the terms and upon the conditions therein, during the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8, the Company shall conduct its business, and cause its Subsidiaries to conduct their respective businesses, in all material respects in the ordinary course, including, without limitation, paying its obligations, including customer signing bonuses, capital expenditures, Taxes and other accounts payable, in the ordinary course of business consistent with past practice; provided that if the Prepackaged Plan Proceeding is commenced, the Company may make such changes to the manner in which it conducts business as are required by the Prepackaged Plan Proceeding. Prior to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8, except as expressly permitted or required by the Transaction Documents, without the prior written consent of the Investor, neither the Company nor its Subsidiaries shall (A) take any action that, if taken after the issuance of the Series B Preferred Shares, (x) would require the written consent of or vote by holders of such shares pursuant to Section 11 of the Series B Preferred Stock CoD or would require the consent of the Investor pursuant to Article VI of the Stockholders Agreement, (y) would trigger a redemption right under Section 8 of the Series B Preferred Stock CoD or (z) would result in an adjustment to be made under Section 10 of the Series B Preferred Stock CoD; (B) amend, supplement, modify, waive, terminate or otherwise make any change to, directly or indirectly, the Credit Agreement or any of the other Credit Documents (or obtain any waiver in respect thereof); provided, that the Company may extend the Waiver, dated July 15, 2009, by and among the Company, certain Subsidiaries of the Company party thereto and Wachovia Bank, National Association, as administrative agent for the Lenders party to the Credit Agreement as in effect on the date hereof; (C) other than with respect to the Prepackaged Plan Proceeding, consent to, approve of or formally acquiesce to any case, proceeding or other action (x) under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or similar laws relating to relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution or composition or similar action with respect to it or its debts generally or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (a “Proceeding”), whether or not commenced by the Company or any of its Subsidiaries or (D) take any action that is in furtherance of the delisting of the Common Stock from the New York Stock Exchange or the listing of the Common Stock on any other stock exchange or automated quotation system.

(ii) The Company shall not declare or pay any dividend or distribution on any securities of the Company on or prior to the Closing. If, prior to the Closing, the Company shall take any action that would require any adjustment to be made under Section 10 of the Series B Preferred Stock CoD as if shares of Series B Preferred Stock were issued on the date of this Agreement, the Company must make appropriate and equitable adjustments with respect to the Investor such that the Investor will receive the benefit of such transaction as if all of the Series B Preferred Stock to be acquired by the Investor had been outstanding as of the date of such action.

(c) Governance Matters.  The Company shall take all actions necessary (i) (A) to cause all directors serving on the Board immediately prior to the Closing (other than the Company’s Chief Executive Officer and two other directors) to resign from the Board, effective as of the Closing and (B) to cause vacancies on the Board to be filled, effective as of the Closing, by persons designated by the Investor (the “Investor Directors”) no later than three Business Days prior to the Closing, and for the Investor Directors to serve from the Closing until their successors are duly elected and qualified in accordance with the organizational documents of the Company and the Stockholders Agreement, with the Investor Directors divided as nearly evenly as possible among Class I, Class II and Class III of the Board, and to cause the representation of the Investor Directors, effective as of the Closing, on each committee of the Board to be proportionate to the membership of the Investor Directors on the Board, (ii) to ensure that the By-laws, the charters of the committees of the Board and any corporate guidelines of the Company, effective as of the Closing, are consistent with the provisions of the Stockholders Agreement and the transactions contemplated thereby and (iii) to elect, effective as of the Closing, to take advantage of the exemptions to the requirements of Paragraphs 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual.

(d) Offer.

(i) Provided that this Agreement shall not have been terminated in accordance with Section 8, the Company shall commence (within the meaning of Rule 13e-4(a)(4) promulgated under the Exchange Act) the Offer to purchase all of the Convertible Notes and solicit acceptances of the Prepackaged Plan with the Solicitation Materials prior to the open of business on the date that is the tenth Business Day after the date of this Agreement. The Investor shall cooperate with the Company and use its best efforts to help the Company do, or cause to be done, all things that the Investor (in its reasonable discretion) determines are necessary, proper or advisable in connection with the Offer and the Solicitation, including in connection with the commencement of the Offer and the Solicitation. The Offer and the Solicitation shall be commenced and conducted on the terms and subject to the conditions set forth on Annex A hereto and such other terms and conditions as may be agreed to by the Investor and the Company in writing prior to the commencement of the Offer. Subject to the right of the parties to terminate this Agreement in accordance with Section 8(a), the Company may extend the Offer beyond the Initial Expiration Date without the prior consent of the Investor for a period of not more than ten (10) business days (as defined in Rule 14d-1 under the Exchange Act), if, at such scheduled expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or, with the prior written consent of the Investor, waived.

(ii) The Company shall indemnify and hold harmless the Investor and its partners, members, stockholders, directors, officers, employees, affiliates, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Offer and the Transactions and any information utilized in connection therewith, except with respect to information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, specifically for inclusion or incorporation by reference in the Schedule TO, Form S-4, Offer Documents and any Other Required Company Filings and except with respect to any gross negligence, fraud or willful misconduct of the Investor and its partners, members, stockholders, directors, officers, employees, affiliates, agents and other representatives.

(iii) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Commission the Schedule TO and Form S-4 with respect to the Offer and the Solicitation Materials with respect to the Prepackaged Plan. The Form S-4 and Schedule TO shall contain or incorporate the Offer Documents. The Company shall, or shall cause, the Offer Documents to be disseminated to the holders of the Convertible Notes as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Company, on the one hand, and the Investor, on the other hand, shall promptly correct any information provided by them for use in the Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings as so corrected to be filed with the Commission and, in the case of any corrected Offer Documents, disseminated to holders of the Convertible Notes, in each case, as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Investor and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO, the Form S-4, the Offer Documents and the Required Company Filings, and, in each case, any amendment, supplement or exhibit thereto, before they are filed with the Commission and disseminated to holders of Convertible Notes, the Company shall consider in good faith the comments of the Investor in connection therewith and shall not file with the Commission, disseminate to holders or otherwise use the Schedule TO, the Form S-4 or any Offer Documents or Required Company Filings, or, in each case, any amendment, supplement or exhibit thereto, without the prior consent of the Investor (which consent shall not be unreasonably delayed or withheld). In addition, the Company shall provide the Investor and its counsel with any comments that the Company or their counsel may receive from time to time from the Commission or its staff with respect to the Schedule TO, the Form S-4, the Offer Documents and the Other Required Company Filings promptly after the receipt of such comments, consult with the Investor and its counsel prior to responding to any such comments, and consider in good faith the views of the Investor in connection with, any proposed written communication to the Commission and provide the Investor with copies of all such written responses. Each party agrees not to participate, or to permit its Subsidiaries or Affiliates to participate, in any meeting or discussion, either in person or by telephone, with the Commission, in connection with the Offer unless it consults with the other party in advance and, to the extent not prohibited by the Commission, gives the other party the opportunity to attend and participate. The Company will use reasonable best efforts to respond to any comments from the Commission as promptly as possible and to have the Form S-4 declared effective as promptly as possible.

(iv) The obligation of the Company to accept for exchange and exchange for Convertible Notes tendered pursuant to the Offer shall be subject to the satisfaction of the Offer Conditions.

(v) Subject to (A) the terms of this Agreement and (B) the satisfaction or, with the prior written consent of the Investor, waiver of all of the Offer Conditions as of the expiration of the Offer, if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, at the Closing, after the receipt by the Company of the proceeds of the Investment, the Company shall accept for exchange all Convertible Notes validly tendered and not withdrawn pursuant to the Offer. If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, in accordance with Section 6(i)(ii) and Section 6(m), the Company shall pay the cash consideration and issue the Company Common Stock consideration for all Convertible Notes validly tendered and not withdrawn pursuant to the Offer as promptly as practicable following the acceptance for exchange pursuant to the immediately prior sentence (but in no event later than three (3) Business Days after the expiration of the Offer).

(vi) The Investor shall not be responsible or liable for, any payment, damages or obligation arising from the failure of the Company to comply with the provisions of this Section 6(d), including, without limitation, any such failure which would result in the closing of the Offer on terms or conditions other than those consented to by the Investor.

(e) New York Stock Exchange Listing.  The Company shall use its best efforts to cause the shares of Common Stock to be issued upon conversion of the Series B Preferred Shares (to the extent of the Company’s authorized and unissued stock) to be approved for listing on the New York Stock Exchange or such other exchange on which the Common Stock is then listed or quoted, subject to official notice of issuance, prior to the Closing.

(f) ABL Financing.

(i) The Company shall use its reasonable best efforts to take, or cause to be taken (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts), all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, to arrange and obtain revolving credit commitments for general corporate purposes from the ABL Lenders on terms and conditions that reflect the terms and conditions summarized in the ABL Term Sheet and otherwise (i) are consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (ii) are acceptable to the Investor in its sole discretion (exercised in good faith) (the “ABL Financing”).

(ii) In the event the ABL Financing becomes unavailable, as promptly as practicable following the occurrence of such event the Company shall use its reasonable best efforts (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts, including by actively assisting the Company in its negotiation of related definitive documentation) to obtain alternative financing from alternative sources that (A) is on terms and conditions that are (1) no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith), (2) otherwise (x) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or (y) are acceptable to the Investor in its sole discretion (exercised in good faith), and (B) provides revolving credit commitments in an aggregate principal amount that is not less than $125 million (an “Alternative ABL Financing”), as promptly as practicable following the occurrence of such event but in any event no later than the Outside Date.

(iii) It is understood and agreed that both the Company and the Investor will participate in the negotiation of the ABL Financing or Alternative ABL Financing (including, but not limited to, the negotiation of a definitive revolving credit agreement and other definitive documentation therefor (such definitive revolving credit agreement, the “ABL Agreement,” and together with such other documentation, the “ABL Documents”)).

(g) Credit Agreement and Amended Credit Agreement.

(i) The Company will pay when due all interest, fees, expenses and other obligations arising under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement) as and when they become payable, and otherwise comply with and timely perform all of its obligations under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement) at all times during the term of this Agreement, including in the Prepackaged Plan Proceeding (subject to the consent or approval of the Bankruptcy Court).

(ii) The Company shall use its reasonable best efforts to take, or cause to be taken (and the Investor shall use reasonable best efforts to cooperate with the Company in such efforts), all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, to amend and restate the Credit Agreement on the terms and conditions provided in the Form of Amended Credit Agreement or otherwise contemplated thereby.

(iii) In the event the Term Loan Refinancing is not available on the terms and conditions contemplated in the Form of Amended Credit Agreement for any reason, the Company shall use its reasonable best efforts (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts, including by actively assisting the Company in its negotiation of related definitive documentation) to amend and restate the terms of the Credit Agreement (A) on terms and conditions (x) that are no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise acceptable to the Investor in its sole discretion (exercised in good faith), and (B) to extend the maturity of $150 million principal amount of the term loans outstanding under the Credit Agreement (an “Alternative Term Loan Refinancing”), as promptly as practicable but in any event no later than the Outside Date.

(iv) It is understood and agreed that both the Company and the Investor will participate in the negotiation of the Term Loan Refinancing or Alternative Term Loan Refinancing (including, but not limited to, the negotiation of a definitive credit agreement and other definitive documentation therefor (such definitive credit agreement, the “Amended Credit Agreement,” and together with such other definitive documentation, the “Amended Credit Documents”)).

(h) Series B Preferred Stock Certificate of Designations.  Prior to the Closing, the Company shall duly file with the Secretary of State of the State of Delaware the Series B Preferred Stock CoD in accordance with all applicable provisions of Law and the Certificate of Incorporation.

(i) Use of Proceeds.  If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, on and after the Closing, the Company shall, as applicable,

(i) apply the funds in the Non-Convertible Notes Account to (w) pay the principal amount of the term loans outstanding under the Amended Credit Agreement that shall be due and payable as of Closing and all accrued and unpaid interest thereon, and all other interest due and payable under the Amended Credit Agreement and other Amended Credit Documents, (x) pay all fees, expenses and other obligations payable under the Amended Credit Agreement, the other Amended Credit Documents, and the ABL Agreement and the other ABL Documents, (y) pay all costs, expenses and other obligations relating to or arising out of the Transactions and any related transactions (other than any amounts due the holders of any Convertible Notes and the Convertible Notes Expenses), and (z) cash collateralize letters of credit outstanding under the Amended Credit Agreement that are not backstopped, replaced with, rolled over or novated into letters of credit issued and outstanding under the ABL Agreement; and

(ii) apply the funds in the Convertible Notes Account (A) to pay the full cash consideration due to (w) the holders of all Convertible Notes tendered under the Offer, (x) the holders of any Convertible Notes not tendered under the Offer upon the exercise by any of such remaining holders of the put rights arising under Sections 3.05 or 3.06 of the Indenture, (y) on November 20, 2009, the holders of all Convertible Notes then outstanding upon the exercise by the Company of its redemption right under Section 3.01 of the Indenture and (B) to pay the Convertible Notes Expenses. Any funds remaining in the Convertible Notes Account after the time that all the amounts described in the first sentence of this Section 6(i)(ii) have been paid and none of the Convertible Notes is outstanding may be released from such account and applied for any general corporate purposes.

(j) Employee Benefits Covenants.  The Company agrees that, prior to the Closing Date, it will take all actions set forth on Exhibit G.

(k) No Solicitation.

(i) The Company shall, and shall cause its Subsidiaries and its and their respective directors, executive officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Transaction Proposal. After the execution and delivery of this Agreement, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, executive officers, employees, representatives or agents to, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a Company Transaction Proposal, (B) participate in any negotiations regarding a Company Transaction Proposal with, or furnish any nonpublic information relating to a Company Transaction Proposal to, any Person that has made or, to the Knowledge of the Company, is considering making a Company Transaction Proposal, (C) engage in discussions regarding a Company Transaction Proposal with any Person that has made or, to the Knowledge of the Company, is considering making a Company Transaction Proposal, except to notify such Person of the existence of the provisions of this Section 6(k), (D) approve, endorse or recommend any Company Transaction Proposal, (E) enter into any letter of intent or agreement in principle or any agreement providing for any Company Transaction Proposal (except for Qualifying Confidentiality Agreements permitted under Section 6(k)(ii)) or (F) propose or agree to do any of the foregoing. The Company agrees that any violations of the restrictions set forth in Section 6(k) by any representative of the Company shall be deemed to be a breach by the Company.

(ii) Notwithstanding Section 6(k)(i):

(A) If at any time prior to the Closing, the Company receives a bona fide, written and unsolicited Company Transaction Proposal and the Board determines in good faith, after consultation with outside counsel and its independent financial advisor, that such Company Transaction Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, the Company may take the following actions: (I) furnish nonpublic information to the Person making such Company Transaction Proposal, if, and only if, (x) prior to so furnishing such information, the Company has (1) complied with the following sentence of this

Section 6(k)(ii), and (2) received from such Person a Qualifying Confidentiality Agreement, and (y) all such information has previously been provided to the Investor or is provided to the Investor prior to or substantially contemporaneously with the time it is provided to the Person making such Company Transaction Proposal or such Person’s representative, and (II) engage in discussions or negotiations with such Person with respect to the Company Transaction Proposal. The Company promptly (and in any event within 48 hours) shall advise the Investor orally and in writing of the receipt of (X) any proposal that constitutes or could reasonably be expected to lead to a Company Transaction Proposal, including the identity of the Person(s) making such proposal and the material terms and conditions of such proposal, and providing copies of any document or correspondence evidencing such proposal and (Y) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to a Company Transaction Proposal. The Company shall use its best efforts to keep the Investor fully informed on a current basis of the status of any such proposal (including any material change to the terms and conditions thereof).

(B) If, on or after September 30, 2009, (x) any of the Offer Conditions shall not have been satisfied (or, with the prior written consent of the Investor, waived), the Requisite Acceptances have not been received or any other condition to the Investment has not been satisfied (and in the Company’s reasonable judgment, there is material uncertainty as to whether any such condition will be satisfied by the Outside Date) and (y) the Company is not in material breach of any of its material covenants and agreements contained in this Agreement, then at any time following September 30, 2009 and prior to the later of (I) any scheduled expiration date of the Offer on which all of the Offer Conditions have been satisfied (or, with the prior written consent of the Investor, waived) or the Requisite Acceptances have been received and (II) the date on which all conditions to the Investment have been satisfied (or in the Company’s reasonable judgment, such conditions are reasonably certain to be satisfied by the Outside Date), the Company may, and it may authorize or permit any of its Subsidiaries, any of its or their respective directors, executive officers, employees, representatives or agents to, directly or indirectly, (1) propose a Contingency Plan Proposal to any Person that, to the Knowledge of the Company, is not considering making, and in the case of a Person other than a holder of Convertible Notes or a Term Lender has not since April 1, 2009 made, a Company Transaction Proposal other than a Contingency Plan Proposal, (2) participate in negotiations and engage in discussions regarding a Contingency Plan Proposal with, or furnish nonpublic information relating to a Contingency Plan Proposal to, any Person that, to the Knowledge of the Company, is not considering making, and in the case of a Person other than a holder of Convertible Notes or a Term Lender has not since April 1, 2009 made, a Company Transaction Proposal other than a Contingency Plan Proposal and (3) propose or agree to do any of the foregoing, in each case set forth in clauses (1) through (3), if, and only if, the Company complies with the following two sentences of this Section 6(k)(ii)(B). Prior to furnishing any nonpublic information in connection with a Contingency Plan Proposal, (x) the Company shall have received a Qualifying Confidentiality Agreement from the Person to whom such nonpublic information is being furnished, and (y) all such information shall have previously been provided to the Investor or shall be provided to the Investor substantially contemporaneously with the time it is provided to the Person to whom such nonpublic information is being furnished. The Company promptly (and in any event within 48 hours) shall advise the Investor orally and in writing of any Contingency Plan Proposal, including the identity of the Person(s) to whom such proposal is being made and the material terms and conditions of such proposal, and provide copies of any document or correspondence evidencing such proposal. The Company shall use its best efforts to keep the Investor reasonably fully informed on a current basis of the status of any such proposal (including any material change to the terms and conditions thereof).

(C) After the Filing Date the Company may take any action otherwise restricted by such Section to the extent ordered by the Bankruptcy Court (entered other than pursuant to a motion or application by the Company or a Debtor Subsidiary).

(iii) At any time prior to the Closing, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by the Investor pursuant to this Section 6(k)(iii)), the Board may terminate this Agreement to substantially contemporaneously enter into a definitive agreement with respect to such Superior Proposal, provided that the Board may not take such actions unless:

(A) the Company shall have provided prior written notice to the Investor at least five (5) calendar days in advance (the “Notice Period”), of its intention to take such actions, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal) and any material modifications to any of the foregoing,

(B) during the Notice Period, the Company shall, and shall cause its independent financial advisor and outside counsel to, negotiate with the Investor in good faith (to the extent the Investor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Transaction Proposal ceases to constitute a Superior Proposal, and

(C) at or prior to the time of termination of this Agreement, the Company shall have paid the Termination Fee pursuant to Section 8(b).

In the event of any material revisions to the Superior Proposal, the Company shall deliver a new written notice to the Investor and shall comply with the requirements of this Section 6(k)(iii) with respect to such new written notice, except that the new Notice Period shall be two (2) calendar days.

(iv) [Intentionally Ommitted.]

(v) Nothing contained in this Section 6(k) shall prohibit the Company from complying with Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act.

(vi) As used in this Agreement, the terms:

(A) “Company Transaction Proposal” means any inquiry, proposal or offer from any person or group of persons other than the Investor or its Affiliates relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities (or any indebtedness or other obligation that is exchangeable for or convertible into any such security, or any other right to acquire any such security, contingent or otherwise) of the Company, any tender offer or exchange offer or (2) any merger, reorganization, restructuring, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) that, in the case of either clause (1) or clause (2), if consummated would result in any person or group of persons beneficially owning 20% or more of the voting rights of any class or series of capital stock of the Company;

(B) “Contingency Plan Proposal” means any proposal relating to any merger, restructuring, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary that the Board in good faith determines, does not constitute a Superior Proposal or a Superior Lender Proposal and is not reasonably likely to result in a Superior Proposal or a Superior Lender Proposal, which determination is made after consultation with outside counsel and its independent financial advisor and assumes consummation of the Transactions contemplated by this Agreement.

(C) “Superior Lender Proposal” means any proposal involving any Person making more than a de minimus investment or commitment (other than a Person who is as of the date hereof a holder of Convertible Notes or a Term Lender) relating to a restructuring, reorganization, liquidation, dissolution or similar transaction pursuant to which (x) the holders of the Convertible Notes would receive consideration in respect of the Convertible Notes that is of equal or greater total market value (measured per $1,000 face amount of the Convertible Notes and at the time such consideration is delivered) than such holders would receive pursuant to the Offer, assuming that all of the outstanding Convertible Notes participated in such transaction or in the Offer, as applicable or (y) the Term Lenders would receive cash in repayment of the outstanding borrowings under the Credit Agreement in an amount equal to or greater than pursuant to the Term Loan Refinancing, or would receive consideration in respect of their rights under the Credit Agreement and other Credit Documents (as defined in the Credit Agreement) that is of equal or greater total market value and security than such Term Lenders would receive pursuant to the Term Loan Refinancing and that does not include any equity security;

(D) “Superior Proposal” means a bona fide written proposal or offer from any person or group of persons other than the Investor or its Affiliates not solicited in violation of Section 6(k) relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 50% or more of any class or series of securities of the Company, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 50% or more of the voting rights of any class or series of capital stock of the Company, any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or any restructuring or reorganization of the Company, in each case, that the Board in good faith determines, would, if consummated, result in a transaction that is more favorable to the Company and its existing stockholders than the transactions contemplated hereby (after given effect to the terms of any revised offer by the Investor pursuant to Section 6(k)(iii)), which determination is made, (x) after receiving the advice of its independent financial advisor, (y) after taking into account the likelihood (and likely timing) of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal, the additional transaction costs and the effect of any termination fee, expenses or amounts payable hereunder), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; and

(E) “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive to such Person than the Confidentiality Agreement is to the Investor, its Affiliates, and their respective personnel and representatives, provided that no such confidentiality agreement shall conflict with any rights of the Company or obligations of the Company and its Subsidiaries under this Agreement.

(l) Tax Matters.  All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes (including any penalties and interest) imposed on or as a result of the Investment, except for any such Taxes that may be imposed by the Cayman Islands, shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees and, if required by law, the Investor will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

(m) Convertible Notes Account.  The Company agrees that before the wire transfer into the Convertible Notes Account described in Section 2(b)(i), the balance of the Convertible Notes Account shall be zero dollars ($0.00), and that until the time that all of the amounts described in Section 6(i)(ii) have been paid and none of the Convertible Notes is outstanding, it shall not (i) deposit or cause to be deposited any funds into the Convertible Notes Account or (ii) withdraw or cause to be withdrawn any funds from the Convertible Notes Account for any purpose other than to pay any cash consideration due to the holders of the Convertible Notes. The Company further agrees that it shall not use any funds other than funds from the Convertible Notes Account to pay the holders of the Convertible Notes any of the amounts described in clause (A) of the first sentence of Section 6(i)(ii) or to pay the Convertible Notes Expenses, or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, to apply the proceeds of the Investment in accordance with the Prepackaged Plan.

(n) [Intentionally omitted.]

(o) Insurance Policy.  At the Company’s option, the Company may purchase, prior to the Closing Date, a six-year prepaid “tail” policy on terms and conditions providing equivalent benefits to those provided by the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Closing Date, covering without limitation the transactions contemplated hereby; provided that the cost of such “tail” policy shall not exceed three (3) times the current annual premium paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance. If such “tail” prepaid policy has been obtained by the Company, the Investor shall cooperate with the

Company after the Closing to cause such policy to be maintained in full force and effect, for its full term, and shall not interfere with the Company’s honoring of all obligations thereunder after the Closing.

(p) Prepackaged Plan.

(i) As promptly as practicable after the date hereof, the Company shall, with the cooperation and assistance of the Investor, prepare the Solicitation Materials and the Prepackaged Plan Filings and provide drafts of such documents to the Investor sufficiently in advance of the Prepackaged Plan Filing such that the Investor has the opportunity to review and provide comments to the Company and its Subsidiaries. The Investor will provide all information regarding the Investor and its Subsidiaries, officers and directors that is necessary to permit the Company to prepare the Disclosure Statement. As soon as possible after the Prepackaged Plan and Disclosure Statement and such other documents are finalized, the Company shall mail such documents to the Term Lenders and the holders of the Convertible Notes. The solicitation period shall expire on a date no later than the minimum period required by the Bankruptcy Code and the rules under the Bankruptcy Code (the “Bankruptcy Rules”) for solicitation of acceptances of a Chapter 11 plan of reorganization. The Company shall use its reasonable best efforts to receive acceptances of the Prepackaged Plan from a sufficient number of creditors in a sufficient number of classes of creditors to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including confirmation through the cramdown provisions of Section 1129(b) of the Bankruptcy Code with respect to non-accepting creditor classes (the “Requisite Acceptances”).

(ii) As promptly as practicable after the date on which the Company mails the Solicitation Materials to its creditors, the Company shall, with the cooperation and assistance of the Investor, prepare (A) petitions for relief under the Bankruptcy Code (the “Chapter 11 Petitions”) for the Company and the Debtor Subsidiaries, (B) motions for customary first-day orders and such orders as described in the Disclosure Statement including but not limited to an order authorizing the Company to pay to the Investor the fees and Transaction Expenses payable to the Investor pursuant to Section 8 and Section 6(n) hereof (the “Investment Motion” and, collectively, the “First Day Orders”) and (C) notices to creditors and other parties required by the Bankruptcy Code with respect to the filing of the Chapter 11 Petitions, the hearing for confirmation of the Prepackaged Plan and other matters (the “Bankruptcy Notices” and, collectively with the Solicitation Materials, Chapter 11 Petitions and First Day Orders, the “Prepackaged Plan Filings”). Such documents shall be prepared in sufficient time to provide the Investor and its legal and financial advisors with adequate time to review all such documents prior to the Filing Date and provide comments thereon, provided that the Investment Motion and order with respect thereto shall (i) approve the payment of the Termination Fee and the reimbursement of Transaction Expenses on the terms set forth in Section 8, (ii) be consistent in all respect with this Agreement and (iii) otherwise be acceptable to the Investor in its reasonable discretion.

(iii) In the event that the Offer Conditions are not satisfied or waived, with the prior written consent of the Investor, by the Restructuring Deadline:

(A) On the day following the Restructuring Deadline, the Company shall, and, subject to the terms of the Prepackaged Plan, shall cause each of the Debtor Subsidiaries to, (1) file the Chapter 11 Petitions in the Bankruptcy Court and commence cases under the Bankruptcy Code (the “Prepackaged Plan Proceeding”) in the Bankruptcy Court (the date on which such Chapter 11 Petitions is filed, the “Filing Date”), (B) file the motions relating to the First Day Orders and seek to obtain entry of the First Day Orders by the Bankruptcy Court and (C) schedule a hearing (the “Confirmation Hearing”) in the Bankruptcy Court on the earliest date possible to consider confirmation of the Prepackaged Plan and approve the Disclosure Statement. As soon as practicable after the Filing Date, the Company shall send the Bankruptcy Notices to all Persons to whom such notices are required to be sent under the Bankruptcy Code and such to other Persons to whom it is ordered by the Bankruptcy Court to send the Bankruptcy Notices.

(B) The Company shall use its reasonable best efforts to obtain confirmation of the Prepackaged Plan by the Bankruptcy Court at the Confirmation Hearing. Upon entry of an order confirming the Prepackaged Plan (the “Confirmation Order”), the Company shall use its reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the Prepackaged Plan or with respect to the Confirmation Order. The date on which the Prepackaged Plan is confirmed is referred to herein as the “Confirmation Date.”

(C) The Company shall cause the Prepackaged Plan to become effective and the distributions provided for under the Prepackaged Plan (the “Distributions”) to be commenced as promptly as possible on or following the day on which the Confirmation Order is entered if no stay of the Confirmation Order pending appeal has been entered and all other conditions to effectiveness set forth in the Prepackaged Plan shall have been satisfied or waived. The date on which the Prepackaged Plan becomes effective is referred to herein as the “Effective Date.”

(q) Company Approvals.  At the request of the Investor, the Board shall approve (i) the Amended Credit Documents so long as (A) in the case of the Term Loan Refinancing, the Amended Credit Agreement is in the form of the Form of Amended Credit Agreement or (B) in the case of the Alternative Term Loan Refinancing, the Amended Credit Agreement is on terms and conditions that are (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise consented to by the Company, such consent not to be unreasonably withheld; (ii) the ABL Documents so long as the ABL Agreement is on terms and conditions that are no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith) and are otherwise (1) consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (2) consented to by the Company, such consent not to be unreasonably withheld and (iii) the Ancillary Refinancing Agreements are consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of the respective document or agreement for companies sponsored by CD&R, Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or consented to by the Company, such consent not to be unreasonably withheld.

Section 7.  Indemnity.

(a) In the case of clauses (i) and (ii) below, from and after the Closing and, in the case of clause (iii) below, from and after the date of this Agreement, subject to this Section 7, the Company shall indemnify, defend and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Investor within the meaning of the Exchange Act and the regulations thereunder (the “Investor Indemnified Parties” and each, an “Investor Indemnified Party”) from and against, and pay or reimburse the Investor Indemnified Parties for, any and all losses, liabilities, damages, and expenses (including reasonable expenses of investigation, enforcement, and collection and reasonable attorney’s and accountants’ fees and expenses in connection with any Litigation, any incidental, indirect or consequential damages, losses, liabilities or expenses, any amounts paid in settlement, and any lost profits or diminution in value), whether or not involving a Third Party Claim (collectively, “Losses”) (i) arising from or relating to any inaccuracy in or breach of any representation or warranty when made or deemed made by the Company in or pursuant to this Agreement, (ii) arising from or relating to the failure of the Company to perform any covenant or agreement under this Agreement or (iii) arising out of or resulting from the Company’s authorization and approval and the Company’s and/or the Investor’s execution, delivery, performance or termination of this Agreement or the transactions contemplated hereby (other than any Losses attributable to acts, errors or omissions (other than acts or omissions in conformity with this Agreement) on the part of the Investor or any Investor Indemnified Parties and other than any Losses attributable to the economic risks of the Investor’s investment decision)), in the event (in the case of this clause (iii) only) that the Investor or Investor Indemnified Parties are subject to, named in or made party to any Litigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company).

(b) From and after the Closing, and subject to this Section 7, the Investor shall indemnify, defend and hold harmless the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents (the “Company Indemnified Parties” and each, an “Company Indemnified Party”) from and against, and pay or reimburse the Company Indemnified Parties for, any and all Losses arising from or relating to (i) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Investor in or pursuant to this Agreement, or (ii) the failure of the Investor to perform any covenant or agreement under this Agreement.

(c) An Investor Indemnified Party or Company Indemnified Party (each, an “Indemnified Party”) seeking indemnification pursuant to this Section 7 in respect of, arising out of or involving any claim or demand asserted by a third party (a “Third Party Claim”) against such Indemnified Party entitled to indemnification under this Agreement shall give written notice to the Company or the Investor, as applicable (each, as applicable, an “Indemnifying Party”), as promptly as practicable after receipt by such Indemnified Party of written notice of such third party’s Litigation in the case of a Litigation, or as promptly as practicable after the Indemnified Party has reasonably determined that the pending or threatened claim has given or would reasonably be expected to give rise to a right of indemnification hereunder in the case of any pending or threatened claim; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe in reasonable detail such Third Party Claim. The Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim; provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense. If the Indemnifying Party does not timely assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect and Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Company in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Third Party Claim subject to this Section 7 and the records of each shall be reasonably available to the other with respect to such defense.

(d) Notwithstanding anything to the contrary contained herein, the Company shall be required to indemnify and hold harmless the Investor Indemnified Parties pursuant to Section 7(a) with respect to Losses only:

(i) in the event that the aggregate amount of Losses in connection with or related to any individual claim (or any series of related claims (including any class action)) exceeds $50,000 (the “De Minimis Amount”), which amount is intended to be a qualifying claim threshold, and shall not operate as a deductible;

(ii) in the event that the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) exceeds $5,000,000 (the “Threshold Amount”), following which time all Losses above the Threshold Amount shall be subject to indemnification (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount); and

(iii) up to (and not exceeding) the point at which the aggregate amount of the indemnification payments actually made by the Company equals $75,000,000 (the “Cap”);

provided, however, that (x) Losses payable in connection with clause (i) of Section 7(a) with respect to an inaccuracy in or breach of any Fundamental Representation or payable in connection with clauses (ii) and (iii) of Section 7(a) shall be payable without regard to the Cap; provided that Losses payable in connection with clause (i) of Section 7(a) with respect to an inaccuracy in or breach of any Fundamental Representation and Losses payable in connection with clauses (ii) of Section 7(a) shall be taken into account in determining whether the Cap has been reached, and (y) Losses payable in connection with clause (iii) of Section 7(a) shall be payable without regard to whether the Threshold Amount has been reached and shall not be taken into account in determining, with respect to other Losses, whether the Threshold Amount has been reached. Notwithstanding anything to the contrary contained herein, the Company’s aggregate obligations to make indemnification payments pursuant to Section 7(a), and to pay any Termination Fee or Deal Fee or Transaction Expenses shall be limited to and shall not exceed the Aggregate Purchase Price, and in no event shall the Company be required to pay any amounts that would cause the total amount paid by the Company in the aggregate with respect to all such matters in the aggregate to exceed the Aggregate Purchase Price.

(e) Notwithstanding anything to the contrary contained herein, the Investor shall be required to indemnify and hold harmless the Company Indemnified Parties pursuant to Section 7(b) with respect to Losses only:

(i) in the event that the aggregate amount of Losses in connection with or related to any individual claim (or any series of related claims (including any class action)) exceeds the De Minimis Amount;

(ii) in the event that the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) exceeds the Threshold Amount, following which time all Losses above the Threshold Amount shall be subject to indemnification (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount); and

(iii) up to (and not exceeding) the point at which the aggregate amount of the indemnification payments actually made by the Investor equals the Cap;

provided, however, Losses payable in connection with clause (i) of Section 7(b) with respect to an inaccuracy in or breach of any Fundamental Representation or payable in connection with clause (ii) of Section 7(b) shall be payable without regard to the Cap; provided that such Losses shall be taken into account in determining whether the Cap has been reached. Notwithstanding anything to the contrary contained herein, the Investor’s aggregate obligations to make indemnification payments pursuant to Section 7(b) shall be limited to and shall not exceed the Aggregate Purchase Price.

(f) Any Indemnified Party seeking indemnification hereunder shall give to the Indemnifying Party a notice (a “Claim Notice”) describing in reasonable detail, to the extent known by the Indemnified Party at the time, the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given no later than promptly after the action or suit is commenced; provided, further, that to the extent an Indemnified Party first pursues recoveries from third parties with respect to a claim for indemnification, such claim shall be deemed timely and validly given pursuant to this Section 7(f), so long as a Claim Notice stating only that the Indemnified Party is currently seeking recoveries from third parties shall be given within the time periods required by this Section 7.

(g) The obligations of the Indemnifying Party under this Section 7 shall survive the transfer, redemption or conversion of the Series B Preferred Stock issued pursuant to this Agreement or the Series B Preferred Stock CoD (and the transfer of the Common Stock issued upon conversion of such Series B Preferred Stock) or the closing or termination of this Agreement and any other Transaction Document. The agreements contained in this Section 7 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise, including as set forth in Section 23 hereof.

(h) Any Indemnified Party who brings an action against an Indemnifying Party to enforce an indemnity set forth in subparagraph Section 7(a) or Section 7(b) and who is successful in such action shall also be entitled to recover, from the Indemnifying Party, the reasonable costs and attorneys’ fees actually incurred in prosecuting such action.

Section 8.  Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by either the Investor or the Company if (x) by November 12, 2009 (the “Outside Date”) (A) the Closing with respect to the Offer shall not have occurred and (B) the Requisite Acceptances have not been received or (y) the Prepackaged Plan Proceeding has been commenced pursuant to Section 6(p)(iii) and the Effective Date has not occurred by a date that is no later than four (4) weeks and 10 days after the entry of the Confirmation Order; provided, that the party seeking to terminate this Agreement pursuant to this Section 8(a)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a proximate cause of the failure to consummate the Investment on or before such date;

(ii) by either the Investor or the Company in the event that any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Closing or prohibiting or restricting the Investor or its Affiliates from owning, and exercising in full all exchange, conversion and voting rights of the Series B Preferred Stock contemplated to be exercisable by the Investor or prohibiting or restricting the Investor from exercising its consent rights pursuant to Article VI of the Stockholders Agreement and such Order or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8(a)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a proximate cause of such Order or action;

(iii) by the Investor if (A) the Company shall have terminated the Offer or (B) the Offer shall have expired in accordance with the terms of this Agreement without the Company having accepted for purchase the Convertible Notes pursuant to the Offer, unless in either case the Prepackaged Plan shall have been commenced by the day following the Restructuring Deadline or if the Offer shall have expired on or after the Outside Date and the Offer Conditions shall not have been satisfied and the Requisite Acceptances shall not have been received;

(iv) by the Investor, and in the case of clause (I), the Company, if:

(A) the Board shall have (v) approved or recommended to the stockholders of the Company a Superior Proposal, (w) formally withdrawn its support for the Offer, (x) made a recommendation against the Offer or the Prepackaged Plan, (y) recommended another Company Transaction Proposal or (z) resolved to effect any of the foregoing;

(B) any of the Company and its Subsidiaries shall have commenced any Proceeding other than the Prepackaged Plan Proceeding;

(C) there shall have been commenced any Proceeding against any of the Company and its Subsidiaries other than the Prepackaged Plan Proceeding and such Proceeding has not been dismissed within 30 days of such commencement;

(D) any of the Company and its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due, in each case, assuming the Transactions contemplated hereby are consummated;

(E) any of the Company and its Subsidiaries shall make a general assignment for the benefit of its creditors;

(F) the Company fails to comply with Section 6(p)(iii)(A) hereof;

(G) at any time after twenty-five days after the filing of the Prepackaged Plan Proceeding if the Bankruptcy Court has not entered the order approving the Investment Fee Motion on or prior to such date;

(H) at any time after eight (8) weeks after the filing of the Prepackaged Plan Proceeding if the Bankruptcy Court has not entered the Confirmation Order with respect to the Prepackaged Plan on or prior to such date;

(I) the Bankruptcy Court shall have entered an order denying confirmation of the Prepackaged Plan or the Confirmation Order is vacated or reversed and does not become a Final Order within four (4) weeks and ten (10) days after the entry of the Confirmation Order;

(J) upon the dismissal of the Prepackaged Plan Proceeding or conversion of the Prepackaged Plan Proceeding from a case under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the Company files a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Prepackaged Plan Proceeding;

(K) if at any time the Company or any of its Subsidiaries file a plan of reorganization or liquidation other than the Prepackaged Plan and the Disclosure Statement; or

(L) at any time, if the Bankruptcy Court (x) grants relief that is materially inconsistent with this Agreement or the Prepackaged Plan in any respect or (y) enters an order confirming any plan of reorganization other than the Prepackaged Plan.

(v) by the Company, in accordance with, and subject to the terms and conditions of Section 6(k)(iii) or if the Bankruptcy Court has ordered the Company to terminate this Agreement in order to accept any Qualifying Transaction; or

(vi) by the mutual written consent of the Investor and the Company.

(b) In the event that (i) this Agreement is terminated (x) by the Company pursuant to Section 8(a)(v) or (y) by the Investor pursuant to Section 8(a)(iv)(A) or (ii) (A) this Agreement (1) is terminated pursuant to Section 8(a)(iv) (other than pursuant to Section 8(a)(iv)(A)) or pursuant to Section 8(a)(iii) and at the time of such termination the Investor was not in material breach of any of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement or (2) is terminated by the Investor pursuant to Section 8(a)(i) and at the time of such termination the conditions set forth in Section 3(a)(i) and Section 3(a)(ii) shall have been satisfied and the Investor was not in material breach of any of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Qualified Transaction within twelve months of the date this Agreement is terminated, then the Company shall pay the Termination Fee and the Company shall reimburse the Investor for all of the Transaction Expenses (net of any amounts previously paid or reimbursed pursuant to Section 8(c) and net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company), to the accounts specified on Schedule 8(b) hereto, with such Termination Fee being paid (I) at or prior to the time of termination in the case of a termination pursuant to Section 8(a)(v) or (II) on the earlier of entering into a definitive agreement with respect to or consummating a transaction contemplated by a Qualifying Transaction in the case of a termination for any of the reasons specified in clause (ii) of this paragraph and, in each case, such Transaction Expenses paid not later than two (2) Business Days after submission of reasonable supporting documentation thereof. Anything to the contrary notwithstanding, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) If (1) this Agreement is terminated in accordance with Section 8(a) (other than 8(a)(vi)) for any reason other than solely as a result of the failure of the parties hereto to obtain the clearance or approval under the HSR Act and (2) the Investor has not taken any action, or failed to take any action, in breach of this Agreement which proximately caused the event, condition or passage of time giving rise to the termination of this Agreement or the failure of the Closing to occur, then the Company shall reimburse the Investor for all of the Transaction Expenses (net of any amounts previously paid or reimbursed pursuant to Section 8(c) and net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company) not later than two (2) Business Days after submission of reasonable supporting documentation thereof.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in Section 8(b) and Section 8(c) are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8(b) are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Investor for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in Section 8(b) and Section 8(c), the Investor would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8(b) or Section 8(c) and, in order to obtain such payment, the Investor commences a suit that results in a judgment against the Company for the amount set forth in Section 8(b) or Section 8(c) or any portion thereof, the Company shall pay to the Investor costs and expenses (including attorneys’ fees) incurred by the Investor and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.” Following payment of the Termination Fee and/or Transaction Expenses, if, as and when provided for in Section 8(b) or Section 8(c), the Company shall have no further liability to Investor of any nature or for any reason under this Agreement other than pursuant to Section 7(iii) and other than liability arising out of or related to the willful breach of this Agreement on the part of the Company.

(e) In the event of termination of this Agreement as provided in Section 8(a), this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of any covenant of this Agreement and except that the provisions of this Section 8 and Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 22, 23, 24, 25 and 26 will survive any termination of this Agreement.

Section 9.  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1) “2008 10-K” has the meaning set forth in Section 4.

(2) “ABL Agreement” has the meaning set forth in Section 6(f)(iii).

(3) “ABL Documents” has the meaning set forth in Section 6(f)(iii).

(4) “ABL Financing” has the meaning set forth in the Section 6(f)(i).

(5) “ABL Lenders” has the meaning set forth in the Recitals.

(6) “ABL Term Sheet” has the meaning set forth in the Recitals.

(7) “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

(8) “Aggregate Purchase Price” has the meaning set forth in Section 1.

(9) “Agreement” has the meaning set forth in the Preamble.

(10) “Alternative ABL Financing” has the meaning set forth in Section 6(f)(ii).

(11) “Alternative Term Loan Refinancing” has the meaning set forth in Section 6(g)(iii).

(12) “Amended Credit Agreement” has the meaning set forth in Section 6(g)(iv).

(13) “Amended Credit Documents” has the meaning set forth in Section 6(g)(iv).

(14) “Ancillary Refinancing Documents” means the ABL Documents (other than the ABL Agreement), the Amended Credit Documents (other than the Amended Credit Agreement) and any and all other agreements, instruments and documents (other than the ABL Agreement and the Amended Credit Agreement) entered into or delivered pursuant to or in connection with any of the transactions contemplated by the ABL

Agreement and the Amended Credit Agreement, including but not limited to any intercreditor agreement between the agents and/or the lenders party to the ABL Agreement and the Amended Credit Agreement.

(15) “Austrian Act” has the meaning set forth in Section 3(a)(i).

(16) “Authorized Stock Certificate Amendment” means the amendment set forth in paragraph 1 of Exhibit A of the Stockholders Agreement.

(17) “Authorized Stock Stockholder Approval” means the affirmative vote (in person or in proxy) by the holders of at least a majority in voting power of the outstanding shares of Common Stock voting as a separate class, at the Stockholders Meeting (as defined in the Stockholders Agreement) or any adjournment or postponement of the Stockholders Meeting, in favor of Authorized Stock Certificate Amendment.

(18) “Bankruptcy Code” means Title 11 of the United States Code.

(19) “Bankruptcy Court” has the meaning set forth in the Recitals.

(20) “Bankruptcy Exceptions” has the meaning set forth in Section 4(d)(iii).

(21) “Bankruptcy Notices” has the meaning set forth in Section 6(p)(i).

(22) “Bankruptcy Rules” has the meaning set forth in Section 6(p)(i).

(23) “Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof.

(24) “Board” has the meaning set forth in the Recitals.

(25) “Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Closing.

(26) “Business Day” means any day other than a Saturday, Sunday or a legal holiday in New York City or Houston, or any other day on which commercial banks in New York City or Houston are authorized or required by Law or government decree to close.

(27) “By-Laws” has the meaning set forth in Section 4(a)(iii).

(28) “Cap” has the meaning set forth in Section 7(d)(iii).

(29) “Capital Stock” has the meaning set forth in Section 4(b).

(30) “Capitalization Date” has the meaning set forth in Section 4(b).

(31) “CD&R Inc.” means Clayton, Dubilier & Rice, Inc., a Delaware corporation and investment manager with respect to the Investor, and its successors and assigns.

(32) “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended from time to time.

(33) “Chapter 11 Petitions” has the meaning set forth in Section 6(p)(ii).

(34) “Claim Notice” has the meaning set forth in Section 7(f).

(35) “Closing” means (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the consummation of the transactions contemplated hereby but excluding the transactions contemplated by the Prepackaged Plan and (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the consummation of the transactions contemplated by the Prepackaged Plan.

(36) “Closing Date” means the date on which the Closing occurs, which, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, shall be the Effective Date.

(37) “Code” means the Internal Revenue Code of 1986, as amended.

(38) “Commission” has the meaning set forth in Section 4.

(39) “Common Stock” has the meaning set forth in Section 4(b).

(40) “Company” has means NCI Building Systems, Inc. and if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, during the pendency of the Prepackaged Plan Proceeding, NCI Building Systems, Inc., as debtor and debtor-in-possession, and from and after the Closing, the Reorganized Debtor (as defined in the Prepackaged Plan).

(41) “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, advisory, change-of-control, termination, supplemental retirement benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or could have any liability, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or of any Person acquired by the Company or any of such Person’s Subsidiaries, has any present or future right to benefits.

(42) “Company Indemnified Party” and “Company Indemnified Parties” have the meanings set forth in Section 7(b).

(43) “Company Preferred Stock” has the meaning set forth in Section 4(b).

(44) “Company Reports” has the meaning set forth in Section 4(e)(iii).

(45) “Company Transaction Proposal” has the meaning set forth in Section 6(k)(vi)(A).

(46) “Confidentiality Agreement” has the meaning set forth in Section 22.

(47) “Confirmation Date” has the meaning set forth in Section 6(p)(iii)(B).

(48) “Confirmation Hearing” has the meaning set forth in Section 6(p)(iii)(A).

(49) “Confirmation Order” has the meaning set forth in Section 6(p)(iii)(B).

(50) “Contingency Plan Proposal” has the meaning set forth in Section 6(k)(vi)(B).

(51) “Contract” means any agreement, arrangement, commitment, plan or other instrument or obligation.

(52) “Convertible Notes” has the meaning set forth in the Recitals.

(53) “Convertible Notes Account” means a separate account of the Company at a Qualified Bank set forth on Section 2(b)(i) of the Disclosure Letter or such other segregated account of the Company at a Qualified Bank designated in writing to the Investor not less than two (2) Business Days prior to the Closing or such escrow account or other separate account of the Company required by the lenders party to the Amended Credit Agreement which meets the requirements specified by such lenders with respect to such account.

(54) “Convertible Notes Expenses” has the meaning set forth in the Section 2(b)(i).

(55) “Convertible Notes Portion” has the meaning set forth in the Section 2(b)(i).

(56) “Credit Agreement” has the meaning set forth in the Recitals.

(57) “Credit Documents” has the meaning set forth in the Credit Agreement.

(58) “De Minimis Amount” has the meaning set forth in Section 7(d)(i).

(59) “Deal Fee” means an amount equal to $8,250,000.

(60) “Debtor Subsidiaries” means any Subsidiaries of the Company that are debtors under the Prepackaged Plan.

(61) “Default” has the meaning set forth in Section 4(q)(ii).

(62) “Disbursing Agent” has the meaning set forth in Section 2(i).

(63) “Disclosure Letter” has the meaning set forth in Section 4.

(64) “Disclosure Statement” has the meaning set forth in the Recitals.

(65) “Distributions” has the meaning set forth in Section 6(p)(iii)(C).

(66) “Effective Date” has the meaning set forth in Section 6(p)(iii)(C).

(67) “Environmental Law” means any Law regulating or relating to the protection of human health, safety, natural resources or the environment.

(68) “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

(69) “Exchange Act” has the meaning set forth in Section 4.

(70) “Fairness Opinion” has the meaning set forth in Section 4(z).

(71) “Filing Date” has the meaning set forth in Section 6(p)(iii)(A).

(72) “Final Order” means an order or judgment of the Bankruptcy Court which has not been reversed, stayed or modified or amended in a manner inconsistent with this Agreement.

(73) “First Day Orders” has the meaning set forth in Section 6(p)(ii).

(74) “Form of Amended Credit Agreement” means the form attached hereto as Exhibit A, with such additions, modifications, alterations, corrections or other changes as the Investor deems advisable in its sole discretion (exercised in good faith) (i) to add, provide or complete any schedule, annex, exhibit, numerical amount or other information that is omitted, missing or incomplete, or to modify, alter, correct or change (including without limitation by deleting or replacing) any wording that is in brackets, (ii) to cure any ambiguity, mistake, omission or defect, (iii) to cure any inconsistency, including with any other provision of the same agreement or of the ABL Agreement or any other Transaction Document, (iv) to address a material risk that (x) the Company will be unable to comply with the terms or conditions of the agreement or (y) by complying with the terms and conditions of the agreement the Company will be subject to a material risk of not complying with the terms and conditions of the ABL Agreement or any other Transaction Document, (v) to effect the intent evidenced by the form attached hereto as Exhibit A or (vi) to avoid adverse tax consequences to the Company or any of its Subsidiaries, in each case under clauses (i) through (vi) above, as determined by the Investor in its sole discretion (exercised in good faith).

(75) “Form S-4” has the meaning set forth in Section 4(y).

(76) “Fundamental Representations” has the meaning set forth in Section 10.

(77) “GAAP” has the meaning set forth in Section 4(e)(i).

(78) “Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign.

(79) “Hazardous Substances” means any substance that: (i) is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum products, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

(80) “HSR Act” has the meaning set forth in Section 3(a)(i).

(81) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and (c) surety bonds and customs bonds) and (x) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

For purposes of Section 4(q)(i), “Indebtedness” shall be limited to those obligations, guaranties and arrangements described in (A) clauses (i), (ii), (v), (vii), (viii), (ix) and (x) of the foregoing definition, in each case, in excess of amounts agreed between the parties as of the date of this Agreement and (B) clauses (iii), (iv) and (vi) of the foregoing definition, in each case, in excess of amounts agreed between the parties as of the date of this Agreement.

(82) “Indemnification Agreement” means an Indemnification Agreement substantially in the form attached hereto as Exhibit D.

(83) “Indemnified Party” has the meaning set forth in Section 7(c).

(84) “Indenture” has the meaning set forth in the Recitals.

(85) “Initial Expiration Date” means 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer; provided, that if the Offer Condition set forth in clause 4 under the caption “— Conditions to the Offer” set forth in Annex A hereto has not been satisfied by 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer, the Company shall, subject to the provisions of Section 8(a), extend the Offer until the Offer Condition set forth in clause 3 under the caption “— Conditions to the Offer” set forth in Annex A hereto has been satisfied and the “Initial Expiration Date” shall mean the first scheduled expiration date following the date on which such Offer Condition shall have been satisfied.

(86) “Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

(87) “Investment” has the meaning set forth in the Recitals.

(88) “Investor” has the meaning set forth in the Preamble.

(89) “Investor Indemnified Party” and “Investor Indemnified Parties” have the meanings set forth in Section 7(a).

(90) “Knowledge” means (i) in the case of the Company, the actual knowledge, after due inquiry, of the Company’s the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel and (ii) in the case of the Investor, the actual knowledge, after due inquiry, of any principal or partner of the Investor.

(91) “Laws” mean federal, state, local or foreign Law, statute, ordinance, rule, regulation, writ, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity.

(92) “Leased Real Property” has the meaning set forth in Section 4(n)(ii).

(93) “Leases” has the meaning set forth in Section 4(n)(ii).

(94) “Liability Cap” has the meaning set forth in Section 16(a).

(95) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(96) “Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

(97) “Losses” has the meaning set forth in Section 7(a).

(98) “Material Adverse Effect” means any event, change, development, effect or occurrence that (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Investment, the other Transactions or the other transactions contemplated by the Transaction Documents; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Company or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (E) the failure of the Company to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Company), (F) any change in the trading prices of the Common Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Company) or (G) the announcement or commencement of the Prepackaged Plan Proceeding; except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.

(99) “Material Contract” shall have the meaning set forth in Section 4(q)(ii).

(100) “Minimum Condition” shall have the meaning set forth in Annex A hereto.

(101) “Non-Convertible Note Account” means the account of the Company at a Qualified Bank set forth on Section 2(b)(ii) of the Disclosure Letter or such other account of the Company at a Qualified Bank as is designated in writing to the Investor not less than two (2) Business Days prior to the Closing, in each case, provided that such account is different from the Convertible Notes Account.

(102) “Notice Period” has the meaning set forth in Section 6(k)(iii)(A).

(103) “Offer” has the meaning set forth in the Recitals.

(104) “Offer Conditions” has the meaning set forth in Annex A hereto.

(105) “Offer Documents” has the meaning set forth in Section 4(y).

(106) “Order” means any injunction, judgment, decree or other order issued by any court of competent jurisdiction.

(107) “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

(108) “Other Required Company Filing” and “Other Required Company Filings” have the meanings set forth in Section 4(y).

(109) “Outside Date” has the meaning set forth in Section 8(a)(i).

(110) “Owned Intellectual Property” has the meaning set forth in Section 4(m)(i).

(111) “Owned Real Property” has the meaning set forth in Section 4(n)(i).

(112) “Owned Software” means all Software owned by either the Company or its Subsidiaries and used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

(113) “Permitted Investor Assignee” has the meaning set forth in Section 12.

(114) “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company or the applicable Subsidiary, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business that are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company or the applicable Subsidiary, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (iv) prior to the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, which Liens and other encumbrances described in clauses (i) — (v) do not materially interfere with the current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

(115) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).

(116) “Prepackaged Plan” means a prepackaged joint plan of reorganization of the Company and the Debtor Subsidiaries that will effectuate, consistent with the Bankruptcy Code, the Restructuring on the terms set forth on Exhibit I hereto and otherwise as contemplated by this Agreement and the Transaction Documents and containing such other terms and provisions, not inconsistent with the foregoing, as may be reasonably agreed by the Company and the Investor.

(117) “Prepackaged Plan Conditions” means the conditions set forth in Sections 3(a), 3(b), 3(c) and 3(d) other than Sections 3(a)(iii), 3(a)(iv), 3(a)(vi) and, to the extent that any Material Contract may be assumed and assigned by the Company without consent, authorization or approval pursuant to Section 365 of the Bankruptcy Code, 3(c)(iii).

(118) “Prepackaged Plan Filings” has the meaning set forth in Section 6(p)(ii).

(119) “Prepackaged Plan Proceeding” has the meaning set forth in Section 6(p)(iii)(A).

(120) “Pre-Signing Transaction Expenses” means any Transaction Expenses reimbursed by and paid to the Company pursuant to this Agreement (other than pursuant to Section 8(b), Section 8(c) or Section 2(g)) or any other agreement of even-date herewith to which Investor and the Company are a party.

(121) “Proceeding” has the meaning set forth in Section 6(b)(i).

(122) “Qualified Bank” means any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s.

(123) “Qualifying Confidentiality Agreement” has the meaning set forth in Section 6(k)(vi)(E).

(124) “Qualifying Transaction” means any Company Transaction Proposal, which, in the case of Company Transaction Proposal that is a restructuring, reorganization, liquidation, dissolution or similar transaction, is a Superior Lender Proposal (determined without giving effect to the first parenthetical in the definition thereof).

(125) “Registration Rights Agreement” a Registration Rights Agreement having the terms set forth in Exhibit E hereto and such other terms as are reasonably and mutually acceptable to the Investor and the Company.

(126) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

(127) “Representatives” has the meaning set forth in Section 16.

(128) “Requisite Acceptances” has the meaning set forth in Section 6(p)(i).

(129) “Restructuring” has the meaning set forth in the Recitals.

(130) “Restructuring Deadline” means the date on which the Requisite Acceptances have been received and the Offer has expired pursuant to Section 6(d)(i) hereof.

(131) “Schedule TO” has the meaning set forth in Section 4(y).

(132) “SEC Reports” has the meaning set forth in Section 4.

(133) “Securities” has the meaning set forth in Section 5(a)(i).

(134) “Securities Act” means the Securities Act of 1933, as amended.

(135) “Series B Preferred Shares” has the meaning set forth in the Recitals.

(136) “Series B Preferred Stock” has the meaning set forth in the Recitals.

(137) “Series B Preferred Stock CoD” has the meaning set forth in the Recitals.

(138) “Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

(139) “Solicitation” has the meaning set forth in the Recitals.

(140) “Solicitation Materials” has the meaning set forth in the Recitals.

(141) “SOX” has the meaning set forth in Section 4(e)(viii).

(142) “Stockholders Agreement” means a Stockholders Agreement substantially in the form attached hereto as Exhibit C.

(143) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is, directly or indirectly, owned by such Person and/or one or more Subsidiaries thereof.

(144) “Superior Lender Proposal” has the meaning set forth in Section 6(k)(vi)(C).

(145) “Superior Proposal” has the meaning set forth in Section 6(k)(vi)(D).

(146) “Tax Returns” means any and all reports, returns, declarations, disclosures, or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule, attachment or amendment thereto.

(147) “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto, in all cases whether disputed or not.

(148) “Tender Closing Date” has the meaning set forth in Section 4(y).

(149) “Tender Date” has the meaning set forth in Section 4(y).

(150) “Term Lenders” has the meaning set forth in the Recitals.

(151) “Term Loan Refinancing” has the meaning set forth in the Recitals.

(152) “Termination Fee” means $8,250,000.

(153) “Third Party Claim” has the meaning set forth in Section 7(c).

(154) “Threshold Amount” has the meaning set forth in Section 7(d)(ii).

(155) “Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

(156) “Transaction Documents” refers (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, collectively to this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Series B Preferred Stock CoD, the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the Prepackaged Plan and Exhibit I to the Prepackaged Plan.

(157) “Transaction Expenses” means all out-of-pocket expenses reasonably incurred by the Investor or on its behalf in connection with the Investor’s due diligence on the Company, the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the undertaking, structuring and consummation of the Transactions (including, without limitation, in connection with obtaining the consents, approvals, authorizations of or delivering any notices or filings in connection therewith to, Governmental Entities necessary in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby), including, without limitation, fees and expenses of legal, accounting and financial advisors, up to a maximum of (i) with respect to Section 2(g), $14,500,000 and (ii) with respect to Section 8(b) and Section 8(c), $9,500,000 in the aggregate.

(158) “Transactions” refers (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, collectively to this Agreement, the transactions contemplated hereby to take place on or before the Closing Date, including, without limitation, the Investment and the Offer, the other Transaction Documents and the transactions contemplated thereby, including the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) and the ABL Financing (or the Alternative ABL Financing, as the case may be) but excluding the transactions contemplated by the Prepackaged Plan and (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the transactions contemplated by the Prepackaged Plan.

(159) “Unrestricted Cash” means aggregate cash and cash equivalents excluding any cash or cash equivalents that are used in the determination of the borrowing base under the ABL Agreement.

(160) “Voting Debt” has the meaning set forth in Section 4(b).

Section 10.  Survival of Representations, Warranties and Agreements.   Each of the representations and warranties set forth in this Agreement (or in any instrument delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Closing but only for a period of twelve (12) months following the Closing Date and thereafter shall expire and have no further force and effect; provided that the representations and warranties set forth in Section 4(a), Section 4(b), Section 4(d), Section 4(w), Section 4(x) and Section 5(a) and Section 5(c) (collectively, the “Fundamental Representations”) and any corresponding representations and warranties in any instrument delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing indefinitely or until the latest date permitted by law. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 11.  Notices.   Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

(a) if to the Company, to it at:

NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
Fax: (281) 477-9674

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
Attention: Mark Gordon
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000

(b) if to the Investor, to it at:

Clayton, Dubilier & Rice Fund VIII, L.P.
c/o Clayton, Dubilier & Rice, Inc.
Attention: Theresa Gore
375 Park Avenue, 18th Floor
New York NY 10152
Fax: (212) 407-5252

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Franci J. Blassberg
Fax: (212) 909-6836

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

Section 12.  Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties; provided that, following the Closing, the Company may assign the rights and obligations under this Agreement to a successor and the Investor may, without the prior written consent of the Company, assign all or a portion of its rights and obligations to purchase shares of Series B Preferred Stock at the Closing to one or more parallel or co-invest vehicles under common control or management with the Investor (each assignee parallel or co-invest vehicles, a “Permitted Investor Assignee”), in which case such parallel or co-invest vehicle(s) shall become party to this Agreement by execution of a joinder hereto and each such parallel or co-invest vehicle shall thereafter be included in the term “Investor” with respect to such rights; provided, further, that any assignment pursuant to the preceding proviso shall not relieve the assigning Investor of its obligations to purchase shares of Series B Preferred Stock at the Closing until the Closing has occurred and the assignee has funded its obligation to purchase Series B Preferred Stock hereunder. The number of Permitted Investor Assignees shall not exceed two (2). Subject to the first and second sentences of this Section 12, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 12 shall be void. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction.

Section 13.  Amendments; Waiver .  This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 14.  Headings.  The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 15.  Severability.   If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 16.  Liability Limitations.

(a) No former current or future director, officer, employee, incorporator, shareholder, managing member, member, manager, general partner, limited partner, stockholder, principal agent, other representative or Affiliate (collectively, “Representatives”) of any of the Investor or the Company and no former, current, or future Representative of any of the foregoing shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the performance of the respective obligations of the Investor or the Company hereunder or the negotiation, execution or delivery of this Agreement whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement. Notwithstanding anything to the contrary contained herein, (i) in no event shall the Investor’s aggregate liability under this Agreement in connection with a failure by the Investor to close on the Investment in violation of this Agreement exceed an amount equal to the Aggregate Purchase Price (“Liability Cap”) and (ii) in no event shall the Investor be liable for any consequential, incidental, indirect or punitive damages. In addition, the Investor shall not be liable for diminution of value, loss of business opportunity or loss of future revenue, income or profits (except to the extent that such items constitute direct damages sought by the Company for breach of contract rather than indirect or consequential damages (subject to the limitations in clause (i) of this sentence)).

(b) In the event that the Company or any of its Affiliates (i) asserts in any Litigation that the provisions of this Section 16 are illegal, invalid or unenforceable in whole or in part, or that the Investor is liable under this Agreement in connection with a failure by the Investor to close on the Investment in violation of this Agreement in excess of the Liability Cap or (ii) asserts any theory of liability against any of the Investor’s Representatives or any Representative of Investor’s Representatives with respect to the performance of the obligations of the Investor hereunder or the negotiation, execution or delivery of this Agreement, then none of the Investor, any Representative of the Investor or any Representative of the Investor’s Representatives shall have any liability to the Company or any of its Affiliates with respect to the performance of the obligations of the Investor hereunder, including in connection with a failure by the Investor to close on the Investment in violation of this Agreement, or the negotiation, execution or delivery of this Agreement.

Section 17.  Integration.   This Agreement, the Confidentiality Agreement, the other Transaction Documents and the schedules and exhibits attached to any such documents constitute the entire agreement and understanding between the Company and the Investor with respect to the matters referred to herein and supersede all prior agreements (but not any even-dated agreements), understandings or representations, in each case among the parties, with respect to such matters.

Section 18.  Governing Law.   This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

Section 19.  Counterparts.   This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Section 20.  Access; Information.   From the date hereof until the Closing Date or the termination of this Agreement, the Company hereby agrees that it shall ensure that upon reasonable notice, the Company and its Subsidiaries (i) will afford to the Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants and other professionals retained by the Investor) such reasonable access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel (but not including directors who are not employees of the Company), accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (ii) will furnish the Investor such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course and as such Investor may from time to time reasonably request; and (iii) permit such Investor to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated through senior corporate officers of the Company. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Investor or any of its representatives be permitted to perform any onsite procedure with respect to any property of the Company or any of its Subsidiaries.

Section 21.  Publicity .   On the date hereof, the Company shall issue a press release substantially in the form of Exhibit F hereto. No other written public release or written announcement concerning the execution of this Agreement or concerning any of the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 21 shall not restrict the ability of a party to summarize or describe the Transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

Section 22.  Confidentiality Agreement.   The Investor will treat as strictly confidential all information provided to it by or on behalf of the Company in connection with the matters contemplated hereby in accordance with the Confidentiality Agreement, dated December 23, 2008, by and between the Company and CD&R Inc. (the “Confidentiality Agreement”).

Section 23.  Specific Performance; Jurisdiction.

(a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 23, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 23 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 24.  Waiver of Jury Trial.   Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 24.

Section 25.  Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b) It is understood and agreed that in each instance in which, pursuant to the terms of this Agreement, the Investor is entitled to act in the Investor’s sole discretion (exercised in good faith), or otherwise act in good faith, “good faith” shall not prevent the Investor from acting in its own interests as a prospective shareholder of the Company, but shall require that the Investor refrain from engaging in arbitrary or commercially unreasonable conduct having as its purpose (as opposed to its possible result) avoiding closing under this Agreement.

Section 26.  No Third Party Beneficiaries.   Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, permitted assignees of the Investor and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except, solely with respect to the payment of the payment of the Deal Fee in accordance with Section 2(g), CD&R Inc. and the provisions of Section 6(d)(ii), Section 7 and Section 16 shall inure to the benefit of the persons referred to in such Sections.

Section 27.  Certain Considerations Relating to Bankruptcy.   It is the intention of the parties hereto that this Agreement be enforceable in the Prepackaged Plan Proceeding, and in furtherance of this intent the Investor and the Company each hereby waive, to the fullest extent permissible under law, the provisions of Section 365(c)(2) of the Bankruptcy Code.

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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:     Theresa A. Gore

Title:	Vice President, Treasurer and
Assistant Secretary

NCI BUILDING SYSTEMS, INC.

By:	/s/ Norman C. Chambers
Name:     Norman C. Chambers

Title:	Chief Executive Officer